Exhibit 10.6

COMMERCIAL LEASE

THIS LEASE is entered into as of January 26, 2012 (the “Effective Date”), by and between THE BOARD OF TRUSTEES OF THE LELAND STANFORD JUNIOR UNIVERSITY, a body having corporate powers under the laws of the State of California (“Landlord’’), and CARBYLAN BIOSURGERY, INC, a Delaware corporation (“Tenant”), in the following factual context:

A.         Landlord owns certain real property commonly known as 3181-3183 Porter Drive, Palo Alto, California (the “Land”).

B.         Landlord and Philip D. Leighton, Trustee (“Ground Lessee”), are parties to that certain Ground Lease dated as of March 10, 1961 (as amended and assigned, the “Ground Lease”), pursuant to which Landlord ground leased the Land to Ground Lessee, which Ground Lease expires on March 9, 2012.

C.         Ground Lessee and Tenant are parties to that certain Lease dated as of December 20, 2005, as amended by that certain First Amendment to Lease dated as of July 25, 2011 (as amended, the “Prior Lease”), pursuant to which Ground Lessee leased a portion of the Premises (as defined below) to Tenant, which Prior Lease expires on March 9, 2012.

D.         Landlord desires to lease to Tenant, and Tenant desires to lease from Landlord, the Premises, effective upon the expiration of the Ground Lease, as set forth in the Lease.

NOW THEREFORE, the parties agree as follows:

1.         BASIC LEASE INFORMATION.     The following is a summary of basic lease information. Each item in this Article 1 incorporates all of the terms set forth in this Lease pertaining to such item and to the extent there is any conflict between the provisions of this Article 1 and any other provisions of this Lease, the other provisions shall control. Any capitalized term not defined in this Lease shall have the meaning set forth in the Glossary that appears at the end of this Lease.

Description of Premises:	16,065 square feet of Rentable Area, as more particularly described on Exhibit A

Address of Premises:	3181-3182 Porter Drive, Palo Alto, California

Rentable Area of Premises:	16,065 square feet of Rentable Area

Term:	Approximately Four (4) years

Commencement Date:	March 10, 2012

Expiration Date:	February 29, 2016

Base Rent:	As set forth below, subject to Section 5.1

Period During Term	Monthly Base Rent per sq. ft. of Rentable Area	Square Footage Basis	Monthly Base Rent

3/10/12 – 7/9/12	$2.10	8,442	$17,728.20

7/10/12 - 3/9/13	$2.15	16,065	$34,539.75

3/10/13 - 3/9/14	$2.16	16,065	$34,700.40

3/10/14 - 3/9/15	$2.23	16,065	$35,824.95

3/10/15 - 2/29/16	$2.28	16,065	$36,628.20

Security Deposit:	$69,079.50, subject to Section 5.4

Parking:	All of the parking in the Parking Area of the Property

Use:	Research and development, laboratory, manufacturing and general office uses, and all other uses as approved by the City of Palo Alto and Landlord

Addresses for Notice:

Landlord:	The Board of Trustees of the Leland Stanford Junior University 2755 Sand Hill Road, Suite 100 Menlo Park, CA 94025 Attention: Managing Director, Real Estate

with a copy to:	Carol K. Dillon, Esq. Bingham McCutchen LLP 1117 S. California Avenue Palo Alto, CA 94304

Tenant:	Carbylan Biosurgery, Inc. 3181-3183 Porter Drive Palo Alto, CA 94304 Attn: Chief Business Officer

with a copy to:	Cooley, LLP 3175 Hanover Street Palo Alto, CA 94304-1130 Attn: Mark Weeks

Landlord’s Wire Instructions:	Depository: Hines AAF Stanford University Bank: Bank of America – Global Account numbers intentionally omitted

Brokers:	Cornish & Carey Commercial Newmark Knight Frank (“Tenant’s Broker”)

2.         PREMISES.

2.1         Premises.    Subject to the terms, covenants and conditions set forth in this Lease, Landlord hereby leases the Premises to Tenant and Tenant hereby leases the Premises from Landlord. The approximate total Rentable Area of the Premises is specified in Article 1. Landlord and Tenant hereby agree that such approximation is reasonable, is not subject to adjustment by either party, and no terms based thereon shall be subject to revision whether or the not the actual Rentable Area is more or less than as set forth in this Lease. The building in which the Premises will be located is sometimes referred to herein as the “Building”. Notwithstanding anything to the contrary contained in this Lease, Landlord hereby reserves the exclusive right to the exterior side walls, rear walls and roof of the Building, but expressly grants to Tenant exclusive use of the “mezzanine space” below the roof. Together, the Premises, the Building, the legal parcel upon which the Building now stands, and the Common Area (as defined below) are sometimes referred to in this Lease as the “Property.”

2.2         Common Area.     Landlord hereby grants to Tenant and its officers, employees, agents, contractors, invitees, permitted subtenants and any additional permitted occupants of the Premises (collectively, “Tenant’s Agents”) an exclusive license to reasonably use the landscape areas, sidewalks, driveways, Parking Areas (as defined in Section 2.3) and other public amenities (the “Common Area”) associated with the Premises during the Term. Tenant’s rights to the Common Area shall be subject to the Rules and Regulations described in Section 23.1, to Landlord’s reserved rights described in Article 16 and to other applicable provisions of this Lease.

2.3         Parking.     Provided that an Event of Default by Tenant is not in existence, Tenant and Tenant’s Agents shall have the exclusive right to use any parking areas now on the Property and designated by Landlord for tenant use (the “Parking Area”) for parking operable motor vehicles and for ingress to and egress from the Property in connection with Tenant’s use of the Premises, subject to the following terms and conditions:

(a)         Tenant and Tenant’s Agents shall have the right to use the entire Parking Area, as specified in Article 1.

(b)         Tenant’s license shall not be assigned, sublet or otherwise transferred separately from the Premises.

(c)         Tenant shall not at any time park, or permit the parking of the trucks or vehicles of Tenant or Tenant’s Agents in any portion of the Parking Areas or Common Area not designated by Landlord for such use by Tenant. Tenant shall not park nor permit to be parked any inoperative vehicles or store any materials or equipment on any portion of the Parking Area or other areas of the Common Area.

(d)         Tenant agrees to assume responsibility for compliance by Tenant’s Agents with the parking provisions contained in this Section. Tenant hereby authorizes Landlord at Tenant’s expense to attach violation stickers or notices to such vehicles not parked in compliance with this Section and to tow away any such vehicles, in addition, one or more specific section of the Parking Area may be set aside by Landlord from time to time for visitor parking for the Property, for loading purposes, for car or van pool parking, or for other specific uses as designated by Landlord.

3.         ACCEPTANCE.

(a)         Prior to entering into this Lease, Tenant has occupied approximately 8,442 square feet the Premises pursuant to the Prior Lease, which space is identified on the attached Exhibit B (the “Pre-Occupied Space”), and Tenant has made a thorough and independent examination of the remainder of the Premises (the “New Space”) and all matters related to Tenant’s decision to enter into this Lease. Tenant is thoroughly familiar with all aspects of the Property and its construction and is satisfied that it is in an acceptable condition and meets Tenant’s needs. Tenant acknowledges and agrees that Landlord has not been in possession of the Premises nor operated the Premises prior to the Commencement Date. Tenant does not rely on, and Landlord does not make, any express or implied representations or warranties as to any matters including, without limitation, (a) the physical condition of the Property, the Building Structure, or the Building Systems (including, without limitation, the indoor air quality), (b) the existence, quality, adequacy or availability of utilities serving the Property, (c) the size of the Premises, the Building or the Property, (d) the use, habitability, merchantability, fitness or suitability of the Premises for Tenant’s intended use, (e) the likelihood of deriving business from Tenant’s location or the economic feasibility of Tenant’s business, (f) Hazardous Materials in the Premises, or on, in under or around the Property, (g) zoning, entitlements or any Applicable Laws which may apply to Tenant’s use of the Premises or business operations, or the Property’s compliance with Applicable Laws, or (h) any other matter. Tenant has satisfied itself as to such suitability and other pertinent matters by Tenant’s own inquiries and tests into all matters relevant in determining whether to enter into this Lease, Tenant accepts the Premises in their existing “as-is” condition. Tenant shall, by entering into and occupying the Premises pursuant to this Lease, be deemed to have accepted the Premises and to have acknowledged that the same are in good order, condition and repair.

4.         TERM.

4.1         Term. The Premises are leased for a term (the “Term”) commencing on the Commencement Date and ending on the Expiration Date. The Term shall end on the

Expiration Date, or such earlier date on which this Lease terminates pursuant to its terms. The date upon which this Lease actually terminates, whether by expiration of the Term or earlier termination pursuant to the terms of this Lease, is sometimes referred to in this Lease as the “Termination Date”.

4.2         Failure to Deliver Possession.   If for any reason Landlord cannot deliver possession all or any portion of the Premises to Tenant on the Commencement Date, then (a) the validity of this Lease and the obligations of Tenant under this Lease shall not be affected by any such delay in delivery, nor shall any such delay result in any extension of the Expiration Date, and (b) Tenant shall have no claim against Landlord arising out of Landlord’s failure to deliver possession of the Premises on the Commencement Date. If Landlord is unable to deliver the New Space to Tenant on the Commencement Date, the Commencement Date for the Pre-Occupied Space shall be deemed to occur on the Commencement Date set forth in Article 1, and the Commencement Date for the New Space shall be deemed to occur on the date the New Space is delivered to Tenant. Notwithstanding the foregoing, in no event shall the Expiration Date be changed or extended as a result of any delay in the delivery of possession of the Premises or any portion thereof.

4.3         No Renewal Option.   Landlord shall have no obligation to extend or renew this Lease upon expiration or termination of this Lease, or to enter into a new lease of the Premises with Tenant upon the expiration or termination of this Lease. Tenant has no option to extend the Term of this Lease and Landlord reserves the right to lease the Premises to any other person or entity after the end of the Term.

5.         RENT.

5.1         Base Rent. Subject to the terms of Section 5.5 below, commencing upon the Commencement Date, and thereafter during the Term, Tenant shall pay to Landlord the monthly Base Rent specified in Article 1 on or before the first day of each month, in advance, without any prior notice or demand and without any deductions or setoff whatsoever (except as otherwise expressly provided in this Lease). Base Rent shall be paid by wire transfer pursuant to the instructions set forth in Article 1 or, if requested by Landlord, at the address specified for Landlord in Article 1 or at such other place as Landlord designates in writing. If the Commencement Date occurs on a day other than the first day of a calendar month, or the Termination Date occurs on a day other than the last day of a calendar month, then the Base Rent for such fractional month wilt be prorated on the basis of the actual number of days in such month. Notwithstanding any of the foregoing, Tenant shall commence paying Rent for the PreOccupied Space on the Commencement Date and the Base Rent for the New Space shall be abated for the first four (4) months of the Term commencing on the Commencement Date of the New Space, as determined in accordance with Section 4.2 above. Tenant shall pay Operating Expenses for the New Space during such four (4) month period, commencing on the Commencement Date of the New Space, in accordance with the terms of Article 7 below,

5.2         Additional Rent.   All sums due from Tenant to Landlord or to any third party under the terms of this Lease (other than Base Rent) shall be additional rent (“Additional Rent”), including without (imitation the charges for Operating Expenses (described in Article 7) and all sums incurred by Landlord due to Tenant’s failure to perform its obligations under this

Lease. All Additional Rent that is payable to Landlord shall be paid at the time and place that Base Rent is paid, unless otherwise specifically provided in this Lease. Landlord will have the same remedies for a default in the payment of any Additional Rent as for a default in the payment of Base Rent. Together, Base Rent and Additional Rent are sometimes collectively referred to in this Lease as “Rent”.

5.3         Late Payment.   Any unpaid Rent shall bear interest from the date due until paid at the interest Rate. In addition, Tenant recognizes that late payment of any Rent will result in administrative expense to Landlord, the extent of which expense is difficult and economically impracticable to determine. Therefore, Tenant agrees that if Tenant fails to pay any Rent within five (5) days after its due date, an additional late charge of five percent (5%) of the sums so overdue shall become immediately due and payable. Tenant agrees that the late payment charge is a reasonable estimate of the additional administrative costs and detriment that will be incurred by Landlord as a result of such failure by Tenant. In the event of nonpayment of interest or late charges on overdue Rent, Landlord shall have, in addition to all other rights and remedies, the rights and remedies provided in this Lease and by law for nonpayment of Rent.

5.4         Security Deposit.   On or before the Commencement Date, Tenant shall deliver to Landlord the Security Deposit described in Article 1 in the form of cash. The Security Deposit shall be held by Landlord as security for the faithful performance of this Lease by Tenant of all of the terms, covenants and conditions of this Lease. If there is an Event of Default by Tenant with respect to any provisions of this Lease (including but not limited to the payment of Rent); if Tenant files a petition in bankruptcy, insolvency, reorganization, dissolution or liquidation under any law; makes an assignment for the benefit of its creditors; consents to or acquiesces in the appointment of a receiver of itself or the Premises, or if a court of competent jurisdiction enters an order or judgment appointing a receiver of Tenant or the Premises; or if a court of competent jurisdiction enters an order or judgment approving a petition filed against Tenant under any bankruptcy, insolvency or liquidation law, then in any such case Landlord may, without waiving any of Landlord’s other rights or remedies under this Lease, apply the Security Deposit in whole or in part to remedy any failure by Tenant to pay any sums due under this Lease, to repair or maintain the Premises, to perform any other terms, covenants or conditions contained in this Lease, to compensate Landlord for any loss or damages which Landlord may suffer as a result thereof, including without limitation any lost rent to which Landlord is entitled in the event the Lease terminates or is rejected as a result of any of the foregoing. Should Landlord so apply any portion of the Security Deposit, Tenant shall replenish the Security Deposit to the original amount within ten (10) days after written demand by Landlord, Landlord shall not be required to keep the Security Deposit separate from its general funds, and Tenant shall not be entitled to interest on the Security Deposit. If Tenant has fully complied with all of the terms, covenants and conditions of this Lease, the Security Deposit (less any amount applied to cleaning, repairing damage to the Premises caused by Tenant or otherwise applied in accordance with the provisions of this Lease) shall be returned to Tenant after the Expiration Date and after delivery of possession of the Premises to Landlord in the manner required by this Lease. In the event of any Assignment of this Lease by Tenant, such Assignment shall be deemed to include an assignment of Tenant’s rights to recover the Security Deposit, and Landlord’s agreement to return the Security Deposit shall run only to Tenant’s assignee and not to the original Tenant. Tenant hereby expressly waives the provisions of

California Civil Code Section 1950.7 or under any similar law, statute or ordinance now or hereafter in effect.

6.         USE OF PREMISES AND CONDUCT OF BUSINESS.

6.1         Permitted Use.     Tenant may use and occupy the Premises during the Term solely for the uses specified and permitted in Article 1 and for no other purpose without the prior written consent of Landlord, such consent to be granted or withheld in Landlord’s sole and unfettered discretion. Tenant’s use of the Property shall in all respects comply with all Applicable Laws.

6.2         Prohibited Uses.     Tenant shall not use the Premises or allow the Premises to be used for any illegal or immoral purpose, or so as to create waste, or constitute a private or public nuisance. Tenant shall not place any loads upon the floors, wails, or ceiling that endanger the structure, or overload existing electrical or other mechanical systems. Tenant shall not use any machinery or equipment which causes any substantial noise or vibration. No waste materials or refuse shall be dumped upon or permitted to remain upon any part of the Premises or outside of the Premises except in trash containers placed inside exterior enclosures designated by Landlord for that purpose or inside of the Premises where approved by Landlord, No materials, supplies, equipment, finished products or semi-finished products, raw materials or articles of any nature shall be stored upon or permitted to remain outside the Premises or on any portion of the Common Area unless otherwise approved by Landlord in its sole discretion. No loudspeaker or other device, system or apparatus which can be heard outside the Premises shall be used in or at the Premises without the prior written consent of Landlord. No explosives or firearms shall be brought into the Premises. Landlord shall have the right to enter and conduct an inspection of the Premises, at any reasonable time and upon reasonable advance notice (of not less than 24 hours, except in the case of an emergency in which event no prior notice shall be required, but Landlord shall give Tenant prompt notice following such emergency entry), to determine whether Tenant is complying with the terms of this Section 6.2. In the event such inspection identifies any deficiencies in Tenant’s compliance with the terms of this Section 6.2, Tenant shall promptly correct such deficiency and shall reimburse Landlord within thirty (30) days after written demand as Additional Rent for any costs incurred by Landlord in connection with such inspection.

7.         OPERATING EXPENSES.

7.1         Net Lease. This Lease is intended to be a net lease, and the Base Rent and all Additional Rent are to be paid by Tenant absolutely net of all costs and expenses relating to Landlord’s ownership, operation and maintenance of the Property, except as specifically provided in this Lease. The provisions of this Article 7 for the payment of Operating Expenses are intended to pass on to Tenant all such costs and expenses that are incurred by Landlord in connection with the ownership, operation and maintenance of the Property.

7.2         Operating Expenses. “Operating Expenses” means the total costs and expenses paid or incurred by Landlord in connection with the ownership, management, operation, maintenance, repair and replacement of the Property, including, without limitation, all costs of:

(a)         taxes, assessments and charges levied upon or with respect to the Property or any personal property of Landlord used in the operation of the Property, or on Landlord’s interest in the Property or its personal property, including, without limitation, any increase in taxes, assessments or charges resulting from a reassessment of the Property upon the expiration of the Ground Lease (“Real Estate Taxes”). Real Estate Taxes shall include, without limitation, all general real property taxes and general and special assessments, charges, fees, or assessments for transit, housing, police, fire, or other governmental services or purported benefits to the Property or the occupants thereof, service payments in lieu of taxes that are now or hereafter levied or assessed against Landlord by the United States of America, the State of California or any political subdivision thereof, or any other political or public entity, and shall also include any other tax, assessment or fee, however described, that may be levied or assessed as a substitute for, or as an addition to, in whole or in part, any other Real Estate Taxes, whether or not now customary or in the contemplation of the parties as of the Effective Date. Real Estate Taxes shall also include reasonable legal fees, costs, and disbursements incurred in connection with proceedings to contest, determine, or reduce Real Estate Taxes. Real Estate Taxes shall not include franchise, transfer, succession, gift, inheritance, gross receipts or capital stock taxes or income taxes measured by the net income of Landlord unless, due to a change in the method of taxation, any of such taxes is levied or assessed against Landlord as a substitute for, or as an addition to, in whole or in part, any other tax that would otherwise constitute a Real Estate Tax. Without limiting be generality of the foregoing, Landlord shall have the right, in its sole discretion, to cause all Real Estate Taxes applicable to the Property to be segregated from other real property owned by Landlord, and to have such Real Estate Taxes billed directly to Tenant by the Santa Clara County Assessor. In the event Landlord exercises such right, Tenant shall be liable for and shall pay before delinquency all such Real Estate Taxes and shall deliver satisfactory evidence of such payment to Landlord before delinquency:

(b)         repair, maintenance, replacement and supply of any air conditioning, electricity, steam, water, heating, ventilating, mechanical, lighting, cable television, elevator systems, sanitary and storm drainage systems and all other utilities and mechanical systems (the “Building Systems”); provided, however, the cost of any capital repairs, replacements or improvements shall only be included in Operating Expenses to the extent provided in Section 7.2(o) below;

(c)         landscaping and gardening of the Common Area;

(d)         operating, cleaning, lighting, repaving, resealing, repairing, maintaining and restriping of the Parking Area, sidewalks, loading areas, driveways and vehicular entrances and exits at or serving the Property; provided, however, the cost of any capital repairs, replacements or improvements shall only be included in Operating Expenses to the extent provided in Section 7.2(o) below;

(e)         lighting, repairs and maintenance to the Common Area; provided, however, the cost of any capital repairs, replacements or improvements shall only be included in Operating Expenses to the extent provided in Section 7.2(o) below,

(f)         unless such items are handled directly by Tenant, repair, maintenance and replacement of any security systems and fire protection systems installed in the

Premises; provided, however, the cost of any capital repairs, replacements or improvements shall only be included in Operating Expenses to the extent provided in Section 7.2(o) below;

(g)         general maintenance, cleaning and service contracts and the cost of all supplies, tools and equipment required in connection therewith;

(h)         the costs of all utilities and services furnished to or used at the Premises and not paid for directly by Tenant;

(i)         all premiums, costs for insurance carried by Landlord on the Premises, the Common Area and the Property, or in connection with the use or occupancy thereof (including all amounts paid as a result of loss sustained that would be covered by such policies but for deductibles or self-insurance retentions), including, but not limited to, the premiums and costs of fire and extended coverage, flood, vandalism and malicious mischief, commercial liability and property damage, worker’s compensation insurance, rental income insurance and any other insurance commonly carried by prudent owners of comparable buildings, excluding earthquake insurance;

(j)         wages, salaries, payroll taxes and other labor costs and employee benefits for all on-site and off-site persons engaged in the operation, management, maintenance and security of the Property and the direct costs of training such employees, limiting such charges only to the amounts directly allocable to services rendered by the employees and personnel for the benefit of the Property;

(k)         management fees at commercially reasonable rates (whether or not Landlord employs a third party manager), not to exceed three percent (3%) of Base Rent;

(l)         fees, charges and other costs of all independent contractors engaged by Landlord;

(m)         license, permit and inspection fees;

(n)         the cost of supplies, tools, machines, materials and equipment used in operation and maintenance of the Common Area;

(o)         the cost of any capital (as such term is interpreted by generally accepted accounting principles) repairs, replacements or improvements to the Property, including, without limitation, those that are required by any Applicable Laws, or that are made by Landlord to reduce energy or other utility requirements (including LEED certification); provided that the cost of any such capital repairs, replacements or improvements shall be amortized over the period commencing on the date of expenditure and ending ten (10) years later, together with interest on the unamortized balance at the Interest Rate;

(p)         the cost of contesting the validity or applicability of any governmental enactments that may affect Operating Expenses;

(q)         audit and bookkeeping fees, legal fees and expenses incurred in connection with the operation or management of the Property;

(r)         costs for an off-site or on-site property management office and office operation, provided that such cost shall be limited to the extent allocable to the management and operation of the Property;

(s)         legal and accounting services for the Property;

(t)         assessments, fees or other charges levied by an association; and

(u)         any other expenses of any kind whatsoever reasonably incurred in connection with the management, operation, maintenance, repair and replacement of the Property.

Notwithstanding anything in the definition of Operating Expenses to the contrary, Operating Expenses shall not include the following:

(i)          costs actually reimbursed to Landlord by insurance proceeds for the repair of damage to the Property;

(ii)         financing and refinancing costs, interest, principal, points and fees on debts or amortization on any mortgage or mortgages or any other debt instrument encumbering the Property;

(iii)         legal fees, leasing commissions, cash allowances, buy-out amounts, advertising expenses, promotional expenses, and other costs of a similar nature incurred in the leasing of space at the Property;

(iv)         ground rent or any other payments paid under any present or future ground or overriding or underlying lease and/or grant affecting the Property and/or the Premises (other than payments which, independent of such lease, would constitute an Operating Expense hereunder);

(v)          costs incurred due to a breach of this Lease by Landlord;

(vi)         costs arising from the presence of any Hazardous Materials or violation of Environmental Laws as of or prior to the Commencement Date or caused by Landlord or Landlord’s Agents;

(vii)        overhead and profit increment paid to subsidiaries or affiliates of Landlord for services on or to the Property, to the extent that the costs of such services exceed market-based costs for such services rendered by unaffiliated persons or entities of similar skill, competence and experience; and

(viii)        penalties, fines, legal expenses or late payment interest incurred by Landlord due to violation by Landlord or Landlord’s Agents of either the payment terms and conditions of any lease or service contract covering space in the Building or Landlord’s obligations as owner of the Building (such as late payment penalties and interest on real estate taxes or late payment of utility bills).

7.3         Payment of Operating Expenses.     Commencing on the Commencement Date, Tenant shall pay to Landlord as Additional Rent one twelfth (1/12) of the Operating Expenses for each calendar year or portion thereof during the Term, in advance, on or before the first day of each month in an amount estimated by Landlord as stated in a written notice to Tenant; provided, further, that with respect to the Real Estate Taxes, in addition to the right to have Tenant billed directly by the County of Santa Clara for the Real Estate Taxes pursuant to Section 7.2(a), Landlord shall have the right to bill Tenant for, and require Tenant to pay to the Landlord the entire amount of each installment of the Real Estate Taxes not more than thirty (30) before the due date of such installment, or send any bill for Real Estate Taxes to Tenant and require that Tenant pay such Real Estate Taxes to the County of Santa Clara’s tax collector no later than the due date. Landlord may by written notice to Tenant revise such estimates from time to time and Tenant shall thereafter make payments on the basis of such revised estimates. With reasonable promptness after the expiration of each calendar year, and in any event not later than May 1st of each year, Landlord will furnish Tenant with a statement (“Landlord’s Expense Statement”) setting forth in reasonable detail the actual Operating Expenses for the prior calendar year. If the actual Operating Expenses for such year exceed the estimated Operating Expenses paid by Tenant for such year, Tenant shall pay to Landlord (whether or not this Lease has terminated) the difference between the amount of estimated Operating Expenses paid by Tenant and the actual Operating Expenses within thirty (30) days after the receipt of Landlord’s Expense Statement. If the total amount paid by Tenant for any year exceeds the actual Operating Expenses for that year, the excess shall be credited against the next installments of Base Rent due from Tenant to Landlord, or, if after the Termination Date, the excess shall first be credited against any unpaid Base Rent or Additional Rent due and any remaining excess shall be refunded to Tenant concurrently with the furnishing of Landlord’s Expense Statement.

7.4         Proration.     If either the Commencement Date or the Termination Date occurs on a date other than the first or last day, respectively, of a calendar year, Operating Expenses for the year in which the Commencement Date or Termination Date occurs shall be prorated based on a 365-day year.

7.5         Taxes on Tenant’s Property and Business.     Tenant shall pay prior to delinquency all taxes levied or assessed by any local, state or federal authority upon the conduct of Tenant’s business in the Premises or upon Tenant’s Property and shall deliver satisfactory evidence of such payment to Landlord. If the assessed value of the Property is increased by the inclusion of a value placed upon Tenant’s Property, Tenant shall pay to Landlord, upon written demand, the taxes so levied against Landlord, or the portion of Landlord’s taxes resulting from said increase in assessment, as determined from time to time by Landlord.

7.6         Transit Fees.     Tenant shall pay as Additional Rent under this Lease its proportionate share of the cost of any transit services or traffic mitigation programs that Landlord implements in the Stanford Research Park, including without limitation charges for service and surcharges imposed directly or indirectly on the Property by any governmental agencies on or with respect to transit (including transit services which may be provided in the future to occupants of the Stanford Research Park) or automobile usage or parking facilities (collectively, “Transit Fees”). The share of Transit Fees allocated to the Building shall be assessed pro rata and on a non-discriminatory basis, based on a reasonable standard applied in a non-discriminatory manner by Landlord (for example, based on the rentable area of the Building as compared to the total rentable area of the Stanford Research Park (or the area being served by the service, if less than the entire Stanford Research Park), or based on the average employee headcount in the Building as compared to the overall employee density of the Stanford Research Park), In no event shall Tenant’s share Transit Fees exceed ten cents ($0.10) per square foot of Rentable Area in the Premises per calendar year, increased annually on each anniversary of the Commencement Date by three percent (3%).

7.7         Tenant’s Audit Rights.     Each Landlord’s Expense Statement shall be conclusive and binding upon Tenant unless, within ninety (90) days after receipt thereof, Tenant shall give Landlord notice that Tenant disputes the correctness of the Landlord’s Expense Statement, specifying the particular respects in which the Landlord’s Expense Statement is claimed to be incorrect. Tenant shall not have the right to withhold payment of Operating Expenses in the event of a dispute. Landlord shall maintain books and records appropriate for the computation and verification of Operating Expenses and shall permit Tenant’s employees or a certified public accountant reasonably approved by Landlord examine Landlord’s books and records, during Landlord’s regular business hours at Landlord’s place of business and with at least ten (10) days prior written notice, in order to verify the accuracy of the relevant Landlord’s Expense Statement. If it shall be finally determined by an independent certified public accountant engaged by Tenant and reasonably approved by Landlord that Landlord’s Expense Statement was incorrect or commercially unreasonable, then either (a) Landlord shall at its election reimburse Tenant for any overpayment or credit the amount of such overpayment against the next monthly installment of Operating Expenses payable under this Lease, or (b) Tenant shall within thirty (30) days after such determination pay any amounts due to Landlord. Tenant agrees to pay the cost of such audit, provided that, if the audit reveals that Landlord’s determination of Operating Expenses was overstated by more than five percent (5%), Landlord shall pay the cost of such audit; provided that the audit cost paid by Landlord shall not exceed fifty percent (50%) of the overstated amount,

8.         REPAIRS, MAINTENANCE, UTILITIES AND SERVICES.

8.1         Standard of Repair, Maintenance and Replacement. Landlord and Tenant acknowledge that, after the Expiration Date, Landlord may redevelop the Property. Accordingly, during the Term of this Lease, the standard of repair, maintenance and replacement applicable to the Property shall be that which is reasonably necessary or appropriate to maintain or achieve a useable, safe, clean and sanitary condition.

8.2         Landlord’s Obligations.     Except as specifically provided in this Lease, Landlord shall not be required to furnish any services, facilities or utilities to the Premises or to Tenant, and Tenant assumes full responsibility for obtaining and paying for all services, facilities and utilities to the Premises. Landlord shall:

(a)         repair, replace and maintain only the Building Systems, the Common Area, and the structural portions of the Premises, including, without limitation, the foundation, floor/ceiling slabs, roof, curtain wall, exterior glass and mullions, columns, beams, shafts (including elevator shafts), Common Area stairs, Building standard stairwells (but not stairs or stairwells installed by the Tenant or any former tenant) and elevators (collectively, the ‘‘Building Structure”);

(b)         provide hot and cold water, gas and electricity service to the Premises in amounts sufficient for normal office operations as provided in similar buildings in the Stanford Research Park; and

(c)         provide the Common Areas with landscaping services to a standard similar to other properties in the Stanford Research Park.

Tenant shall notify Landlord in writing when it becomes aware of the need for any repair, replacement or maintenance which is Landlord’s responsibility under this Section of which it becomes aware. The costs of such repair, replacement, maintenance, utility or service shall be included in Operating Expenses to the extent provided In Article 7; provided that, subject to Section 13.5, Tenant shall reimburse Landlord in full and within twenty (20) Business Days after written demand for the cost of any repair to the Property, Building Structure or Building Systems that is attributable to misuse by Tenant or Tenant’s Agents. The reimbursement shall be Additional Rent. Tenant hereby waives and releases any right it may have under any Applicable Laws to make any repairs that are Landlord’s obligation under this Section.

8.3         Capital Expenditures.     In the event it is reasonably necessary for Landlord to (a) make any capital repairs, replacements or improvements to the Property, (b) replace components of the Building Systems in order to maintain the Property in the condition set forth in Section 8.1 or (c) make any repairs, replacements or improvements to the Property as a result of Applicable Laws (a “Capital Expenditure”) and the estimated aggregate cost of all proposed Capital Expenditures exceeds one hundred thousand dollars ($100,000) in any twelve (12) month period, Landlord shall have the right to terminate this Lease by providing Tenant written notice thereof, which termination shall become effective as of the date set forth in such notice, unless Tenant, within fifteen (15) Business Days after receipt of Landlord’s termination notice, elects in writing to pay the entire cost of the Capital Expenditure in excess of $100,000 in one lump sum payment, to be paid upon completion of the Capital Expenditure work and presentation of reasonable evidence of such costs.

8.4         Tenant’s Obligations.     Except as provided in Section 8.2, Tenant assumes full responsibility for the condition, repair, replacement and maintenance of the Premises, including, without limitation, all electrical, steam, water, heating, ventilating and mechanical systems and all other utilities, systems and equipment installed in the Premises by Tenant in connection with its use and occupancy of the Premises as permitted by this Lease (“Tenant Systems”). Landlord and Tenant acknowledge and agree that the Tenant Systems include, without limitation, eye wash and emergency shower stations, de-ionized water systems, fume hoods (including associated exhaust fans), natural gas lines from the main Building line to the Premises, vacuum system, lab water systems (industrial hot and cold), low temperature freezers, and other lab systems. Tenant shall be responsible for arranging for and supplying janitorial services, security services and telephone and other electronic communication services to the Premises and shall pay the costs of such utilities and services directly. Tenant shall take good care of the Premises, the Building and the Tenant Systems and keep the Premises and the Building (other than the Common Area, Building Structure and Building Systems that are the responsibility of Landlord to the extent expressly provided in Section 8.2) and the Tenant Systems in a useable, well-kept, safe, clean and sanitary condition. All repairs and replacements by Tenant for which Tenant is responsible are collectively referred to as the “Tenant

Obligations” and shall be made and performed: (a) at Tenant’s cost and expense, and at such time and in such manner as Landlord may designate, (b) by licensed and reputable contractors or mechanics approved by Landlord, (c) so that same shall be at least equal in quality, value and utility to the original work or installation, (d) in a manner and using equipment and materials that will not interfere with or impair the operation of or damage the Building Systems, and (e) in accordance with Article 9 (if applicable), and all Applicable Laws. Tenant shall cooperate fully and in good faith with Landlord and Landlord’s property manager in the performance of all such repairs and replacements by Tenant, and shall perform all such work and activities diligently and expeditiously to completion. Tenant shall reimburse Landlord within thirty (30) days after written demand as Additional Rent for any out-of-pocket expenses incurred by Landlord in connection with any repairs or replacements required to be made by Tenant, including, without limitation, any reasonable fees charged by Landlord’s contractors to review plans and specifications prepared by Tenant.

8.5         Security.     Tenant shall be solely responsible for the security of the Premises and Tenant and Tenant’s Agents while in or about the Premises. Landlord shall not be obligated to provide any security services, facilities or equipment for the Premises, the Building, the Common Area or the Property. Any security services provided to the Property by Landlord shall be at Landlord’s sole discretion; provided that Landlord agrees to not provide any security services to the Premises unless requested by Tenant. Notwithstanding the foregoing, Landlord shall not be liable to Tenant or Tenant’s Agents for any failure to provide security services or any loss, injury or damage suffered as a result of a failure to provide security services.

8.6         Landlord’s Right To Perform.     In the event Tenant fails to perform or adequately perform any of Tenant’s Obligations as reasonably determined by Landlord, Landlord, in its sole and absolute discretion, and upon thirty (30) days written notice to Tenant, may terminate Tenant’s right to perform Tenant’s Obligations, and Landlord shall then assume for itself or assign to Landlord’s property manager all responsibility for the performance of all such Tenant’s Obligations for the remainder of the Term, the cost of which shall be included within the definition of Operating Expenses.

8.7         Special Services.     If Tenant requests any services from Landlord other than those for which Landlord is obligated under this Lease, Tenant shall make its request in writing and Landlord may elect in its sole discretion whether to provide the requested services. If Landlord provides any special services to Tenant, Landlord shall charge Tenant for such services at the prevailing rate being charged for such services by other property owners and property managers of comparable buildings in the area of the Property, and Tenant shall pay the cost of such services as Additional Rent within thirty (30) days after receipt of Landlord’s invoice.

9.         ALTERATIONS.

9.1         Landlord’s Improvements.     The Premises as furnished by Landlord will consist of the improvements and fixtures as they exist in the Premises on and as of the Commencement Date, and Landlord shall have no obligation for construction work or for making or installing any improvements, fixtures or equipment on, to or within the Premises.

9.2         Alterations by Tenant.     Tenant shall not make or permit any alterations to the Building Systems, and shall not make or permit any alterations, installations, additions or improvements, structural or otherwise (collectively, “Alterations”) in or to the Premises or the Building without Landlord’s prior written consent, which Landlord shall not unreasonably withhold, condition or delay. Landlord shall respond to any request by Tenant to make any Alteration within ten (10) Business Days after receipt of such request for consent from Tenant, which request shall include submission of detailed plans and specifications for the Alterations and all other information reasonably required by Landlord to act on the request per the standards and requirements set forth in this Article 9. Notwithstanding the foregoing, Landlord’s consent shall not be required (a) in the case of interior, cosmetic non-structural Alterations that do not (i) require a permit, (ii) affect the Building Systems, and (iii) affect the entryways or elevators or any other premises in the Building, or (b) in the case of other Alterations that do not exceed a total price of Fifteen Thousand Dollars ($15,000) per project and do not affect the Building Systems, the structural integrity of the Building and the exterior appearance of the Building. All Alterations shall be done at Tenant’s sole cost and expense, including without limitation the cost and expense of obtaining all permits and approvals required for any Alterations.

9.3         Project Requirements.     The following provisions of this Section 9.3 shall apply to all Alterations, whether or not requiring Landlord’s approval (unless otherwise noted):

(a)         Prior to entering into a contract for any Alterations requiring Landlord’s approval, Tenant shall obtain Landlord’s written approval, which approval shall not be unreasonably withheld, conditioned or delayed, of the identity of each of tine design architect and the general contractor.

(b)         Before commencing the construction of any Alterations, Tenant shall procure or cause Tenant’s contractor to procure the insurance coverage described below and provide Landlord with certificates of such insurance in form reasonably satisfactory to Landlord. All such insurance shall comply with the following requirements of this Section and of Section 13.2.

(i)          During the course of construction, to the extent not covered by property insurance maintained by Tenant pursuant to Section 13.2, comprehensive “all risk” builder’s risk insurance, including vandalism and malicious mischief, excluding earthquake and flood, covering all improvements in place on the Premises, all materials and equipment stored at the site and furnished under contract, and all materials and equipment that are in the process of fabrication at the premises of any third party or that have been placed in transit to the Premises when such fabrication or transit is at the risk of, or when title to or an insurable interest in such materials or equipment has passed to, Tenant or its construction manager, contractors or subcontractors (excluding any contractors’, subcontractors’ and construction managers’ tools and equipment, and property owned by the employees of the construction manager, any contractor or any subcontractor), such insurance to be written on a completed value basis in an amount not less than the full estimated replacement cost of the Alterations.

(ii)         Commercial general liability insurance covering Tenant, Landlord and each construction manager, contractor and subcontractor engaged in any work on the Premises, which insurance may be effected by endorsement, if obtainable, on the policy required to be carried pursuant to Section 13.2, including insurance for completed operations, owner’s, construction manager’s and contractor’s protective liability, products completed operations for one (1) year after the date of acceptance of the work by Tenant, broad form blanket contractual liability, broad form property damage and full form personal injury (including but not limited to bodily injury), covering the performance of all work at or from the Premises by Tenant, its construction manager, contractors and subcontractors, and in a liability amount not less than the amount at the time carried by prudent owners of comparable construction projects, but in any event not less than Two Million Dollars ($2,000,000) combined single limit, which policy shall include thereunder for the mutual benefit of Landlord and Tenant, bodily injury liability and property damage liability, and automobile insurance on any non-owned, hired or leased automotive equipment used in the construction of any work.

(iii)         Workers’ Compensation Insurance approved by the State of California, in the amounts and coverages required under workers’ compensation, disability and similar employee benefit laws applicable to the Premises, and Employer’s Liability Insurance with limits not less than One Million Dollars ($1,000,000) or such higher amounts as may be required by law.

(c)         All construction and other work shall be done at Tenant’s sole cost and expense and in a prudent and first class manner. Tenant shall cause all work to be performed in accordance with all Applicable Laws, and with plans and specifications that are in accordance with the provisions of this Article 9 and all other provisions of this Lease.

(d)         Prior to the commencement of any Alteration in excess of Ten Thousand Dollars ($10,000), Landlord shall have the right to post in a conspicuous location on the Premises and to record in the public records a notice of Landlord’s nonresponsibility. Tenant covenants and agrees to give Landlord at least ten (10) days prior written notice of the commencement of any such Alteration in order that Landlord shall have sufficient time to post such notice.

(e)         Tenant shall reimburse Landlord within thirty (30) days after written demand as Additional Rent for any out-of-pocket expenses incurred by Landlord in connection with the Alterations and/or any repairs or replacements required to be made by Tenant, including, without limitation, any reasonable fees charged by Landlord’s contractors and/or consultants to review plans and specifications or working drawings prepared by Tenant and to inspect or supervise any work performed by or on behalf of Tenant. Tenant acknowledges and agrees that Landlord and Landlord’s contractors and consultants, in reviewing Tenant’s plans and specifications or working drawings, in granting approval for them, and in approving any work done by Tenant, owe no duty and assume no responsibility to Tenant for the design and construction of the Alterations, it being expressly understood and agreed that Landlord, its contractors and consultants may, in their sole discretion, limit the scope of its review to only such matters as may appear appropriate or necessary in the interests of Landlord.

(f)         Tenant shall take all necessary safety precautions during any construction.

(g)         Tenant shall take all necessary and prudent measures to secure the Premises, all of the materials and equipment stored on the Property in connection with Tenant’s Alterations and any components of the Building or the Property exposed as a result of Tenant’s Alterations. Tenant shall be solely responsible for any loss, injury or damage suffered as a result of a failure to provide such security measures.

(h)         Tenant shall prepare and maintain (i) on a current basis during construction, annotated plans and specifications showing clearly all changes, revisions and substitutions during construction, and (ii) upon completion of construction, as-built drawings showing clearly all changes, revisions and substitutions during construction, including, without limitation, field changes and the final location of all mechanical equipment, utility lines, ducts, outlets, structural members, walls, partitions and other significant features. These as-built drawings and annotated plans and specifications shall be kept at the Premises and Tenant shall update them as often as necessary to keep them current. The as-built drawings and annotated plans and specifications shall be made available for copying and inspection by Landlord at all reasonable times.

(i)         Upon completion of the construction of any Alterations in excess of Ten Thousand Dollars ($10,000) during the Term, Tenant shall file for recordation, or cause to be filed for recordation, a notice of completion and shall deliver to Landlord evidence satisfactory to Landlord of payment of all costs, expenses, liabilities and liens arising out of or in any way connected with such construction (except for liens that are contested in the manner provided herein).

9.4         Communications and Computer Lines.   Tenant may install, maintain, replace, remove or use any communications or computer wires and cables serving the Premises (collectively, the “Lines”), provided that (a) Tenant shall obtain Landlord’s prior written consent, use an experienced and qualified contractor approved in writing by Landlord, and comply with all provisions of Article 9; (b) the Lines (including riser cables) shall be appropriately insulated to prevent excessive electromagnetic fields or radiation and shall be surrounded by a protective conduit reasonably acceptable to Landlord; (c) the Lines shall be clearly marked with adhesive plastic labels (or plastic tags attached to such Lines with wire) to show Tenant’s name, suite number, telephone number and the name of the person to contact in case of an emergency (i) every four feet (4’) outside the Premises (including the electrical room risers and other Common Areas), and (ii) at the Lines’ termination point(s); (d) any new or existing Lines serving the Premises shall comply with all Applicable Laws; (e) as a condition to permitting the installation of new Lines, if Landlord does not intend to demolish the Premises at the end of the Term, Landlord may require that Tenant remove existing Lines located in or serving the Premises and repair any damage in connection with such removal; and (f) Tenant shall pay all costs in connection therewith.

9.5         Ownership of Improvements.

(a)         Except as provided in Section 9.6, all Alterations, and any other appurtenances, fixtures, improvements, equipment, additions and property permanently attached to or installed in the Premises at the commencement of or during the Term, shall at the end of the Term become Landlord’s property without compensation to Tenant, or be removed in accordance with this Section; provided that any fume hoods installed by Tenant shall remain the property of Tenant and will be removed by Tenant prior to the end of the Term. Landlord shall notify Tenant in writing at the time of Landlord’s approval of the Alterations whether or not the proposed Alterations will be required to be removed by Tenant at the end of the Term. If Landlord fails to so notify Tenant, no such Alterations shall be required to be removed by Tenant prior to the end of the Term. Tenant shall repair or pay the cost of repairing any damage to the Property caused by the removal of Alterations. If Tenant fails to perform its repair or removal obligations, without limiting any other right or remedy, Landlord may on five (5) Business Days prior written notice to Tenant perform such obligations at Tenant’s expense without liability to Tenant for any loss or damage, and Tenant shall reimburse Landlord within thirty (30) days after demand for all out-of-pocket costs and expenses incurred by Landlord in connection with such repair or removal. Tenant’s obligations under this Section shall survive the termination of this Lease. Notwithstanding the foregoing, Tenant shall not be required to remove any Alterations previously designated for removal if Landlord decides to demolish the Premises at the end of the Term; provided that Tenant shall not be relieved from its obligation to remove all of Tenant’s Hazardous Materials from the Property pursuant to Article 12 below and to complete all applicable facility closure requirements in accordance with Section 12.10 below (including, without limitation, removing any Alterations if necessary to satisfy Tenant’s removal and closure obligations).

(b)         The parties hereby confirm that (i) the Existing Improvements (as defined below) are in place as of the Commencement Date of this Lease, and (ii) Tenant shall have no obligation to remove the Existing Improvements at the end of the Term; provided that Tenant’s use of the Existing Improvements shall be in compliance with all Applicable Laws (including, without limitation, any permitting requirements) and nothing herein shall relieve Tenant from its obligation to remove all of Tenant’s Hazardous Materials from the Property pursuant to Article 12 below and to complete all applicable facility closure requirements in accordance with Section 12.10 below (including, without limitation, removing any Existing improvements if necessary to satisfy Tenant’s removal and closure obligations). As used herein, the “Existing Improvements” shall mean six (6) fume hoods and associated ducting and extractor fans, Dl water treatment system on the outside of the Building and all of the internal lines that feed the lab benches, vacuum system outside the Building and all associated internal lines, compressed air system outside the Building and all associated internal lines, two (2) walk-in cold boxes inside the Building, lab benches, and free-standing sinks/faucets and emergency showers, all of which are located in the Pre-Occupied Space as of the Effective Date.

9.6         Tenant’s Personal Property.   All furniture, trade fixtures, furnishings, equipment and articles of movable personal property installed in the Premises by or for the account of Tenant (except for ceiling and related fixtures, HVAC equipment and floor coverings, which shall become the properly of Landlord at the end of the Term), and which can be removed without structural or other material damage to the Property (collectively, “Tenant’s Property”) shall be and remain the property of Tenant and may be removed by it at any time during the Term, Tenant shall remove from the Premises all Tenant’s Property on or before the Termination Date, except such items as the parties have agreed pursuant to the provisions of this Lease or by separate agreement are to remain and to become the property of Landlord. Tenant shall repair or pay the cost of repairing any damage to the Property resulting from such removal, and the provisions of Section 9.5 above shall apply in the event Tenant fails to do so; provided that

Tenant shall not be required to repair the damage caused by such removal if Landlord intends to demolish the Premises at the end of the Term. Any items of Tenant’s Property which remain in the Premises after the Termination Date may, on five (5) Business Days prior written notice to Tenant, at the option of Landlord, be deemed abandoned and in such case may either be retained by Landlord as its property or be disposed of, without accountability, at Tenant’s expense in such manner as Landlord may see fit.

10.         LIENS.

      Tenant shall keep the Premises free from any liens arising out of any work performed, material furnished or obligations incurred by or for Tenant. If Tenant shall not, within ten (10) days after notice of the imposition of any such lien, cause the lien to be released of record by payment or posting of a proper bond, Landlord shall have, in addition to all other remedies provided in this Lease and by law, the right but not the obligation to cause any such lien to be released by such means as it shall deem proper, including payment of the claim giving rise to such lien. All such sums paid by Landlord and all expenses incurred by it in connection therewith (including, without limitation, reasonable counsel fees) shall be payable to Landlord by Tenant upon demand with interest from the date incurred at the Interest Rate. Landlord shall have the right at all times to post and keep posted on the Premises any notices permitted or required by Applicable Laws or that Landlord shall deem proper for the protection of Landlord, the Premises and the Property from mechanics’ and materialmen’s liens, as more specifically provided in Section 9.3(d).

11.         COMPLIANCE WITH LAWS AND INSURANCE REQUIREMENTS.

11.1    Applicable Laws.   Tenant, at Tenant’s cost and expense, shall comply with all applicable laws, statutes, codes, ordinances, orders, rules, regulations, conditions of approval, and requirements, of all federal, state, county, municipal and other governmental authorities and the departments, commissions, boards, bureaus, instrumentalities, and officers thereof, and all administrative or judicial orders or decrees and all permits, licenses, approvals and other entitlements issued by governmental entities, and rules of common law, whether now existing or hereafter enacted (collectively, “Applicable Laws”), relating to or affecting the Premises or the use, alteration, operation or occupancy of the Premises. Without limiting the foregoing, Tenant shall be solely responsible for compliance with and shall make or cause to be made all such improvements and alterations to and within the Premises (including, without limitation, removing barriers and providing alternative services) as shall be required to comply with all Applicable Laws relating to public accommodations, including the Americans with Disabilities Act of 1990, 42 U.S.C. §§ 12111 et seq. (the “ADA”), and the ADA Accessibility Guidelines promulgated by the Architectural and Transportation Barriers Compliance Board, the public accommodations title of the Civil Rights Act of 1964, 42 U.S.C. §§ 2000a et. seq., the Architectural Barriers Act of 1968, 42 U.S.C, §§ 4151 et. seq., as amended, Title V of the Rehabilitation Act of 1973, 29 U.S.C. §§ 790 et. seq., the Minimum Guidelines and Requirements for Accessible Design, 36 C.F.R. Part 1190, the Uniform Federal Accessibility Standards, and Title 24 of the California Code of Regulations, as the same may be amended from time to time, or any similar or successor (laws, ordinances and regulations, now or hereafter adopted, to the extent such compliance is required as a result of Tenant’s particular use of the Premises or Tenant’s Alterations to the Premises (including, without limitation, a request for permits or approval of such proposed Alterations). Tenant’s liability shall be primary and Tenant shall indemnify Landlord in accordance with Section 13.1 in the event of any failure or alleged failure of Tenant to comply with Applicable Laws. Any work or installations made or performed by or on behalf of Tenant or any person or entity claiming through or under Tenant pursuant to the provisions of this Section shall be made in conformity with and subject to the provisions of Article 9. Tenant shall deliver to Landlord within five (5) days of receipt, a copy of any notice from any governmental authority relating to any violation or alleged violation of any Applicable Law pertaining to the Premises or the Property or activities in, on or about the Premises or the Property. Tenant shall deliver to Landlord within five (5) days after receipt a copy of any notice from any governmental authority relating to any violation or alleged violation of any Applicable Laws pertaining to the Premises or Tenant’s activities in, on or about the Premises or the Property. Notwithstanding the foregoing or anything to the contrary contained in this Lease, Tenant shall not be responsible for making any alterations or improvements to the Premises that are required by Applicable Law if such compliance is not required as a result of Tenant’s use of the Premises or Tenant’s Alterations to the Premises (including, without limitation, a request for permits or approval of such proposed Alterations). For example, if, as a result of an Applicable Law, any portion of the Building is required to be structurally strengthened against earthquake or should require the removal of Hazardous Materials from the Premises (not including any Tenant’s Hazardous Materials) and such measures are imposed as a general requirement applicable to all tenants rather than as a condition to Tenant’s specific use or occupancy of the Premises or Tenant’s Alterations to the Premises (including, without limitation, a request for permits or approval of such proposed Alterations), such work shall not be Tenant’s responsibility.

11.2     Insurance Requirements.   Tenant shall not do anything, or permit anything to be done, in or about the Premises that would: (a) invalidate or be in conflict with the provisions of or cause any increase in the applicable rates for any fire or other insurance policies covering the Property or any property located therein (unless Tenant pays for such increased costs), or (b) result in a refusal by fire insurance companies of good standing to insure the Property or any such property in amounts reasonably satisfactory to Landlord (which amounts shall be comparable to the amounts required by comparable landlords of comparable buildings, or (c) subject Landlord to any liability or responsibility for injury to any person or property by reason of any business operation being conducted in the Premises. Tenant, at Tenant’s expense, shall comply with all rules, orders, regulations or requirements of the American Insurance Association (formerly the National Board of Fire Underwriters) and with any similar body that shall hereafter perform the function of such Association.

12.         HAZARDOUS MATERIALS.

12.1     Definitions.   As used in this Lease, the following terms shall have the following meanings:

(a)         “Environmental Activity” means any use, treatment, keeping, storage, holding, release, emission, discharge, manufacturing, generation, processing, abatement, removal, disposition, handling, transportation, deposit, leaking, spilling, injecting, dumping or disposing of any Hazardous Materials from, into, on or under the Property, whether during the

Term of this Lease or the term of the Prior Lease, and shall include the exacerbation of any pro-existing contamination by Tenant or any of Tenant’s Agents.

(b)         “Environmental Laws” mean all Applicable Laws, now or hereafter in effect, relating to environmental conditions, industrial hygiene, Environmental Activity or Hazardous Materials on, under or about the Property, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, et seq., the Solid Waste Disposal Act, 42 U.S.C. Section 6901, et seq., the Clean Water Act, 33 U.S.C. Section 1251, et seq., the Clean Air Act, 42 U.S.C. Section 7401, et seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601 through 2629, the Safe Drinking Water Act, 42 U.S.C. Sections 300f through 300j, and any similar federal, state and local laws and ordinances and the regulations now or hereafter adopted and published and/or promulgated pursuant thereto.

(c)         “Hazardous Material” means any chemical, substance, medical or other waste, living organism or combination thereof which is or may be hazardous to the environment or human or animal health or safety due to its radioactivity, ignitability, corrosivity, reactivity, explosivity, toxicity, carcinogenicity, mutagenicity, phytotoxicity, infectiousness or other harmful or potentially harmful properties or effects. Hazardous Materials shall include, without limitation, petroleum hydrocarbons, including MTBE, crude oil or any fraction thereof, asbestos, radon, polychlorinated biphenyls (PCBs), methane, lead, urea, formaldehyde foam insulation, microbial matter (including mold, fungus or spores) and all substances which now or in the future may be defined as “hazardous substances,” “hazardous wastes,” “extremely hazardous wastes,” “hazardous materials,” “toxic substances,” “infectious wastes,” “biohazardous wastes,” “medical wastes,” “radioactive wastes” or which are otherwise listed, defined or regulated in any manner pursuant to any Environmental Laws.

(d)         “Tenant’s Hazardous Materials” means any Hazardous Materials resulting from, or used in connection with, any Environmental Activity by Tenant or any of Tenant’s Agents, whether during the Term of this Lease or the term of the Prior Lease. Tenant’s Hazardous Materials shall be identified on Tenant’s Hazardous Materials Plan delivered to Landlord pursuant to Section 12.3 below.

12.2     Environmental Release.   Landlord hereby informs Tenant that detectable amounts of Hazardous Materials may have come to be located on, beneath and/or in the vicinity of the Premises (see, for example, DISC Order No. HSA 88/89-010, amended 6/30/1997, DTSC Order No. HSA 90/91-004, dated 8/6/1990, and DTSC Order No, HAS 88/89-024 dated 3/24/1989). Tenant has made such investigations and inquiries as it deems appropriate to ascertain the effects, if any, of such substances and contaminants on its operations and persons using the Property. Landlord makes no representation or warranty with regard to the environmental condition of the Property. Tenant hereby releases Landlord and Landlord’s officers, directors, trustees, agents and employees from any and all claims, demands, debts, liabilities, and causes of action of whatever kind or nature, whether known or unknown or suspected or unsuspected which Tenant or any of Tenant’s Agents may have, claim to have, or which may hereafter accrue against the released parties or any of them, arising out of or relating to or in any way connected with Hazardous Materials presently in, on or under, or now or hereafter emanating from or migrating onto the Property, in connection with such release, Tenant hereby waives any and all rights conferred upon it by the provisions of Section 1542 of the California Civil Code, which reads as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

12.3     Use of Hazardous Materials.     Tenant shall not cause or permit any Hazardous Materials to be used, stored, discharged, released or disposed of in the Premises or cause any Hazardous Materials to be used, stored, discharged, released or disposed of in, on, from, under or about, the Property, or any other land or improvements in the vicinity of the Property. Notwithstanding the foregoing, Tenant may use and store in the Premises such types and quantities of Hazardous Materials as are normally used in connection with Tenant’s permitted use of the Premises and then only in strict accordance with all Applicable Laws, including all Environmental Laws. Within thirty (30) days after the Effective Date, Tenant shall provide Landlord a complete list of all Hazardous Materials (other than standard janitorial and office products) used or stored, and expected to be used or stored, by Tenant or any of Tenant’s Agents at the Premises during the term of the Prior Lease or during the Term of this Lease, which list shall include MSDS sheets for all such Hazardous Materials and shall identify the equipment and systems within the Premises affected by such Hazardous Materials in Tenant’s business operations (“Tenant’s Hazardous Materials Plan”). Throughout the Term on an annual basis and upon Landlord’s written request, Tenant shall continue to update Tenant’s Hazardous Materials Plan so that it remains current. Without limiting the foregoing, Tenant shall, at its own expense, procure, maintain in effect and comply with all conditions of any and all permits, licenses, and other governmental and regulatory approvals required for Tenant’s use of Hazardous Materials at the Premises, including, without limitation, discharge of appropriately treated materials or wastes into or through any sanitary sewer serving the Premises. Tenant shall in all respects handle, treat, deal with and manage any and all Tenant’s Hazardous Materials in total conformity with all Environmental Laws and prudent industry practices regarding management of such Hazardous Materials.

12.4     Remediation of Hazardous Materials.     Tenant shall, upon demand of Landlord, and at Tenant’s sole cost and expense, promptly take all actions to remediate the Property from the effects of any Tenant’s Hazardous Materials. Such actions shall include, but not be limited to, the investigation of the environmental condition of the Property, the preparation of any feasibility studies, reports or remedial plans, and the performance of any cleanup, remediation, containment, operation, maintenance, monitoring or restoration work, whether on or off of the Property. Tenant shall take all actions necessary to remediate the Property from the effects of such Tenant’s Hazardous Materials to a condition allowing unrestricted use of the Property (i.e. to a level that will allow any future use of the Property, including residential, hospital, or day care, without any engineering controls or deed restrictions), notwithstanding any lesser standard of remediation available under Applicable Laws; provided however, that the parties expressly agree that such obligation is limited to Tenant’s Hazardous Materials, and not to any Hazardous Materials which exist on the Property prior to the date Tenant took possession of the Premises (whether pursuant to this Lease or the Prior Lease) or later migrate onto the Property through the air, water or soil through no fault of Tenant or any of Tenant’s Agents (collectively, “Non-Tenant Hazardous Materials”). Tenant shall have no liability arising out of or in connection with the Non-Tenant Hazardous Materials (other than any exacerbation of any Non-Tenant Hazardous Materials by Tenant or any of Tenant’s Agents) and shall have no responsibility in the event that the Property’s use is restricted as a result of the presence of Non-Tenant Hazardous Materials (except to the extent caused by the exacerbation of any Non-Tenant Hazardous Materials by Tenant or any of Tenant’s Agents). All work shall be performed by one or more contractors selected by Tenant and reasonably approved in advance and in writing by Landlord. Tenant shall proceed continuously and diligently with such investigatory and remedial actions, provided that in all cases such actions shall be in accordance with all Applicable Laws. Any such actions shall be performed in a good, safe and workmanlike manner. Tenant shall pay all costs in connection with such investigatory and remedial activities, including but not limited to all power and utility costs, and any and all taxes or fees that may be applicable to such activities. Tenant shall promptly provide to Landlord copies of testing results and reports that are generated in connection with the above activities and any that are submitted to any governmental entity. Promptly upon completion of such investigation and remediation, Tenant shall permanently seal or cap all monitoring wells and test holes in accordance with sound engineering practice and in compliance with Applicable Laws, remove all associated equipment, and restore the Property to the maximum extent possible, which shall include, without limitation, the repair of any surface damage, including paving, caused by such investigation or remediation.

12.5     Indemnity.     Tenant shall indemnify, defend (by counsel reasonably acceptable to Landlord), protect and hold Landlord and Landlord’s trustees, directors, officers, agents, employees, contractors, representatives, property managers, students and volunteers and their respective successors and assigns (collectively, “Landlord’s Agents”), free and harmless from and against any and all claims, liabilities, penalties, forfeitures, losses or expenses (including reasonable attorneys’ and consultants’ fees and oversight and response costs) to the extent arising from (a) Environmental Activity by Tenant or Tenant’s Agents; or (b) failure of Tenant or Tenant’s Agents to comply with any Environmental Law with respect to Tenant’s Environmental Activity; or (c) Tenant’s failure to remove Tenant’s Hazardous Materials as required in Section 12.4 or attain full facility closure at the end of the Term as required pursuant to Section 12.10 below. Tenant’s obligations hereunder shall include, but not be limited to, the burden and expense of defending all claims, suits and administrative proceedings (with counsel reasonably approved by Landlord), even if such claims, suits or proceedings are groundless, false or fraudulent; conducting all negotiations of any description; and promptly paying and discharging when due any and all judgments, penalties, fines or other sums due against or from Landlord or the Premises. Prior to retaining counsel to defend such claims, suits or proceedings, Tenant shall obtain Landlord’s written approval of the identity of such counsel, which approval shall not be unreasonably withheld, conditioned or delayed, in the event Tenant’s failure to surrender the Premises at the expiration or earlier termination of this Lease free of Tenant’s Hazardous Materials prevents Landlord from reletting the Premises, or reduces the fair market and/or rental value of the Premises or any portion thereof, Tenant’s indemnity obligations shall include all losses to Landlord arising therefrom.

12.6     No Lien.     Tenant shall not suffer any lien to be recorded against the Property as a consequence of any Tenant’s Hazardous Materials, including any so-called state,

federal or local “super fund’’ lien related to (he remediation of any Tenant’s Hazardous Materials in or about the Property.

12.7     Investigation.     Landlord shall have the right to enter and conduct an inspection of the Premises or the Property, including invasive tests, at any reasonable time and upon reasonable advance notice, to determine whether Tenant is complying with the terms of this Lease, including but not limited to the compliance of the Property and the Premises and the activities thereon with Environmental Laws (the “Environmental Investigation”). Landlord shall have the right, but not the obligation, to retain at its expense an independent professional consultant to enter the Property and/or the Premises to conduct such an inspection, and to review any report prepared by or for Tenant concerning such compliance, in the event the Environmental Investigation identifies any deficiencies in the compliance of the Property and/or the Premises with Environmental Laws due to any Environmental Activity by Tenant or Tenant’s Agents, Tenant shall promptly correct any such deficiencies identified in the Environmental investigation, and document to Landlord that corrective action has been taken, In such event, Tenant shall also reimburse Landlord for the reasonable cost of the Environmental Investigation, if the Environmental Investigation identifies any such deficiency in compliance of the Property and/or the Premises with Environmental Laws due to any Environmental Activity by Tenant or Tenant’s Agents, then, within nine (9) months of the date of the Environmental Investigation, Landlord may request a detailed review of the status of such violation by a consultant selected by Landlord (the “Supplemental Investigation”). Tenant shall pay for the reasonable cost of any Supplemental investigation. A copy of the Supplemental investigation shall be promptly supplied to Landlord and Tenant when it becomes available.

12.8     Right to Remediate.     Should Tenant fail to perform or observe any of its obligations or agreements pertaining to Hazardous Materials or Environmental Laws, then Landlord shall have the right, but not the obligation, without limitation of any other rights of Landlord hereunder, to enter the Premises personally or through Landlord’s agents, employees and contractors and perform the same. Tenant agrees to indemnify Landlord for the costs thereof and liabilities therefrom as set forth above in this Article 12.

12.9     Notices.     Each party (the “Notifying Party”) shall immediately notify the other party (the “Other Party”) of any inquiry, test, claim, investigation or enforcement proceeding by or against either party or the Premises or the Property known to the Notifying Party concerning any Hazardous Materials. Notifying Party shall immediately notify the Other Party of any release or discharge of Hazardous Materials on, in under or about the Property of which the Notifying Party becomes aware. Tenant acknowledges that Landlord, as the owner of the Property, shall have the sole right at its election and at Tenant’s expense, to negotiate, defend, approve and appeal any action taken or order issued with regard to Tenant’s Hazardous Materials by any applicable governmental authority.

12.10   Surrender.     Tenant shall surrender the Property and the Premises to Landlord, upon the expiration or earlier termination of the Lease, free of Tenant’s Hazardous Materials in accordance with the provisions of this Article 12. Without limiting the generality of the foregoing, Tenant shall, at Tenant’s sole cost and expense, decommission the Premises, terminate all operating permits for the Premises, attain full facility closure in accordance with Environmental Laws, and provide all associated documentation to Landlord upon the expiration or earlier termination of this Lease. Furthermore, Tenant acknowledges and agrees that Landlord shall have no liability for the removal of Tenant’s Hazardous Materials or decommissioning and obtaining full facility closure for the Existing Improvements or any other improvements, systems or equipment in the Premises used by Tenant (whether during the Term of this Lease or the Prior Lease).

12.11   Survival; Insurance.   The provisions of this Article 12 shall survive the expiration or earlier termination of this Lease. The provisions of Section 13.2 (Insurance) shall not limit in any way Tenant’s obligations under this Article 12.

13.         INDEMNITY; INSURANCE.

13.1     Indemnity.     Tenant shall indemnify, protect, defend and save and hold Landlord and Landlord’s Agents harmless from and against any and all losses, costs, liabilities, claims, judgments, liens, damages (including consequential damages) and expenses, including, without limitation, reasonable attorneys’ fees and costs (including Landlord’s in-house counsel), and reasonable investigation costs (collectively, “Losses”), incurred in connection with or arising from: (a) any default by Tenant in the observance or performance of any of the terms, covenants or conditions of this Lease on Tenant’s part to be observed or performed, (b) the use or occupancy or manner of use or occupancy of the Property by Tenant and Tenant’s Agents, (c) the condition of the Property, and any occurrence on the Property (including injury to or death of any person, or damage to property) from any cause whatsoever, except to the extent caused by the gross negligence or willful misconduct of Landlord or Landlord’s breach of this Lease, or (d) any acts or omissions or negligence of Tenant or of Tenant’s Agents, in, on or about the Property. In case any action or proceeding be brought, made or initiated against Landlord relating to any matter covered by Tenant’s indemnification obligations under this Section or under Section 12.5, Tenant, upon notice from Landlord, shall at its sole cost and expense, resist or defend such claim, action or proceeding by counsel approved by Landlord. Notwithstanding the foregoing, Landlord may retain its own counsel to defend or assist in defending any claim, action or proceeding involving potential liability of Five Million Dollars ($5,000,000) or more, and Tenant shall pay the reasonable fees and disbursements of such counsel. Tenant’s obligations under this Section shall survive the expiration or earlier termination of this Lease.

13.2     Insurance.     Tenant shall procure at its sole cost and expense and keep in effect during the Term:

(a)         commercial general liability insurance covering Tenant’s operations in the Premises and the use and occupancy of the Premises and (he Property and any part thereof by Tenant. Such insurance shall include broad form contractual liability insurance coverage insuring Tenant’s obligations under this Lease. Such coverage shall be written on an “occurrence” form and shall have a minimum combined single limit of liability of not less than three million dollars ($3,000,000.00). Tenant’s policy shall be written to apply to all bodily injury, property damage, personal injury and other covered loss (however occasioned) occurring during the policy term, with at least the following endorsements to the extent such endorsements are generally available: (i) deleting any employee exclusion on personal injury coverage, (ii) including employees as additional insureds, (iii) providing broad form property damage coverage and, if Tenant is conducting any manufacturing in the Premises, products completed operations coverage (where applicable), and (iv) deleting any liquor liability exclusions. Such insurance shall name Landlord, Landlord’s Agents and any other party designated by Landlord as an additional Insured, shall specifically include the liability assumed hereunder by Tenant, shall provide that it is primary insurance, shall provide for severability of interests, shall further provide that an act or omission of one of the named insureds which would void or otherwise reduce coverage shall not reduce or void the coverage as to any insured, shall afford coverage for claims based on acts, omissions, injury or damage which occurred or arose (or the onset of which occurred or arose in whole or in part during the policy period), and shall provide that Landlord will receive thirty (30) days’ written notice from the insurer prior to any cancellation or material change of coverage;

(b)         commercial property insurance, including sprinkler leakages, vandalism and malicious mischief and plate glass damage covering all the items specified as Tenant’s Property and all other property of every description including stock-in-trade, furniture, fittings, installations, alterations, additions, partitions and fixtures or anything in the nature of a leasehold improvement made or installed by or on behalf of the Tenant in the Premises in an amount of not less than one hundred percent (100%) of the full replacement cost thereof as shall from time to time be determined by Tenant in form reasonably satisfactory to Landlord;

(c)         Worker’s Compensation Insurance in the amounts and coverages required under worker’s compensation, disability and similar employee benefit laws applicable to Tenant and/or the Premises from time to time, and Employer’s Liability Insurance, with limits of not less than one million dollars ($1,000,000) or such higher amounts as may be required by law,

(d)         business income insurance with extra expense insurance in an amount sufficient to insure payment of Rent for a period of not less than twelve (12) months during any interruption of Tenant’s business by reason of the Premises or Tenant’s Property being damaged by casualty; and

(e)         any other form or forms of insurance as Landlord may reasonably require from time to time in amounts and for insurable risks against which a prudent tenant would protect itself to the extent landlords of comparable buildings in the vicinity of the in the Property require their tenants to carry such other form(s) of insurance.

13.3     Policies.     All policies of insurance required of Tenant shall be issued by insurance companies with general policyholders’ rating of not less than A, as rated in the most current available “Best’s Insurance Reports,” and not prohibited from doing business in the State of California, and shall, with the exception of Workers Compensation Insurance, include as additional insureds Landlord, Landlord’s Agents, and such other persons or entities as Landlord specifies from time to time. Such policies, with the exception of Worker’s Compensation insurance and property insurance, shall be for the mutual and joint benefit and protection of Landlord, Tenant and others specified by Landlord. Executed copies of Tenant’s policies of insurance or certificates thereof, including additional insureds endorsements, shall be delivered to Landlord within ten (10) days prior to the delivery of possession of the Premises to Tenant and thereafter within thirty (30) days prior to the expiration of the term of each such policy. All commercial general liability and property damage policies shall contain a provision that

Landlord and any other additional insured, although named as additional insureds, shall nevertheless be entitled to recover under said policies for a covered loss occasioned by it, its servants, agents and employees, by reason of Tenant’s negligence. As often as any policy shall expire or terminate, renewal or additional policies shaft be procured and maintained by Tenant in like manner and to like extent. All such policies of insurance shall provide that the company writing said policy will give to Landlord thirty (30) days notice in writing in advance of any cancellation or lapse or of the effective date of any reduction in the amounts of insurance. All commercial general liability, property damage and other casualty policies shall be written on an occurrence basis. Landlord’s coverage shall not be contributory. No policy shall have a deductible in excess of $5,000 for any one occurrence.

13.4     Landlord’s Rights.   Should Tenant fail to take out and keep in force each insurance policy required under this Article 13, or should such insurance not be approved by Landlord and should the Tenant not rectify the situation within two (2) Business Days after written notice from Landlord to Tenant, Landlord shall have the right, without assuming any obligation in connection therewith, to purchase such insurance at the sole cost of Tenant, and all costs incurred by Landlord shall be payable to Landlord by Tenant within twenty (20) days after demand as Additional Rent and without prejudice to any other rights and remedies of Landlord under this Lease.

13.5     Waiver of Subrogation.   Notwithstanding anything to the contrary contained herein, to the extent of insurance proceeds received (or which would have been received had the party carried the insurance required by this Lease) with respect to the loss, Landlord and Tenant each hereby waive any right of recovery against the other party and against any other party maintaining a policy of insurance with respect to the Property or any portion thereof or the contents of the Premises or the Building for any loss or damage sustained by such other party with respect to the Premises, the Building or the Property, or any portion thereof, or the contents of the same or any operation therein, whether or not such loss is caused by the fault or negligence of such other party. Either party shall notify the other party if the policy of insurance carried by it does not permit the foregoing waiver.

13.6     No Liability.   No approval by Landlord of any insurer, or the terms or conditions of any policy, or any coverage or amount of insurance, or any deductible amount shall be construed as a representation by Landlord of the solvency of the insurer or the sufficiency of any policy or any coverage or amount of insurance or deductible and Tenant assumes full risk and responsibility for any inadequacy of insurance coverage or any failure of insurers.

13.7     Landlord Insurance.   Landlord will obtain and keep in force during the Term of this Lease a policy of all risk property insurance on the Building (including the Premises, but not any Alterations or Tenant’s Property), in such amounts and covering such perils as Landlord may reasonably determine. Such policy shall be in the name of Landlord with loss payable to Landlord and Tenant shall have no interest in the proceeds of any insurance carried by Landlord. Landlord shall have the right to satisfy the insurance requirements hereunder through its existing self-insurance program.

14.     ASSIGNMENT AND SUBLETTING.

14.1      Consent Required.   Except in connection with any Permitted Transfer (defined in Section 14.7 below), Tenant shall not directly or indirectly, voluntarily or by operation of taw, sell, assign, encumber, pledge or otherwise transfer or hypothecate all or any part of its interest in or rights with respect to the Premises or its leasehold estate (collectively, “Assignment”), or permit all or any portion of the Premises to be occupied by anyone other than itself or sublet all or any portion of the Premises (collectively, “Sublease”) without Landlord’s prior written consent, such consent not to be unreasonably withheld (subject to Landlord’s rights as described in Section 14.5).

14.2      Notice.   If Tenant desires to enter into a Sublease of all or any portion of the Premises or Assignment of this Lease (other than a Permitted Transfer under Section 14.7), it shall give written notice (the “Transfer Notice”) to Landlord of its intention to do so, which notice shall contain (a) the name and address of the proposed assignee, subtenant or occupant (the “Transferee”), (b) the nature of the proposed Transferee’s business to be carried on in the Premises, (c) the terms and provisions of the proposed Assignment or Sublease, and (d) such financial information as Landlord may reasonably request concerning the proposed Transferee. Without limitation of any other provision hereof, it shall not be unreasonable for Landlord to withhold its consent if (i) an Event of Default is then in existence, (ii) the use of the Premises would not comply with the provisions of this Lease, (iii) any complaints or claims (whether by regulators, entities or individuals) have been asserted against the proposed Transferee or its key people, or any civil or administrative judgments involving fraud or dishonesty, or criminal convictions of any kind, have been entered against the proposed Transferee or its key people, or (iv) in Landlord’s reasonable judgment, the proposed Transferee does not have the financial capability to perform its obligations under this Lease with respect to the Premises which are the subject of the Assignment or Sublease.

14.3      Terms of Approval.   Landlord shall respond to Tenant’s request for approval within ten (10) Business Days after receipt of the Transfer Notice. If Landlord approves the proposed Assignment or Sublease, Tenant may, not later than thirty (30) days thereafter, enter into the Assignment or Sublease with the proposed Transferee upon the terms and conditions set forth in the Transfer Notice.

14.4      Excess Rent.   For any Assignment or Sublease (other than a Permitted Transfer under Section 14.7), fifty percent (50%) of the Excess Rent received by Tenant shall be paid to Landlord as and when received by Tenant. “Excess Rent” means the gross revenue received from the Transferee during the Sublease term or with respect to the Assignment, less (a) the gross revenue received by Landlord from Tenant during the period of the Sublease term or concurrently with or after the Assignment; (b) any reasonably documented tenant improvement allowance or other economic concession (planning allowance, moving expenses, etc.), paid by Tenant to or on behalf of the Transferee; (c) customary and reasonable external brokers’ commissions to the extent paid and documented; (d) reasonable attorneys’ fees; and (e) reasonable costs of advertising the space for Sublease or Assignment (collectively, “Transfer Costs”). Tenant shall not be required to pay to Landlord any Excess Rent until Tenant has recovered its Transfer Costs.

14.5      Right of First Refusal.   Except for Permitted Transfers, If Tenant desires to assign Tenant’s interest in the Premises or to sublease fifty percent (50%) or more of the Premises for more than three (3) years or for the balance of the Term (collectively, a “Transfer”), Tenant’s Transfer Notice shall also include a written offer that includes all of the substantial business terms that Tenant has offered to a Transferee and shall offer to Transfer to Landlord, Tenant’s interest in the portion of the Premises offered to the Transferee on such terms and conditions (the “Offer”). Landlord shall have ten (10) days from Landlord’s receipt of the Offer to accept the Offer by written notice to Tenant or to approve or disapprove the Transfer as provided in Section 14.3. If Landlord accepts the Offer, Landlord and Tenant shall consummate the Transfer within fifteen (15) days after Landlord’s written notice of acceptance. The Transfer shall be consummated by Tenant’s delivery to Landlord of a good and sufficient assignment of lease or sublease. If Landlord does not accept the Offer, but approves the Transfer, then in the event the terms of the Transfer are materially changed during subsequent negotiations to be more favorable to the Transferee, Tenant shall again deliver to Landlord an Offer in accordance with this Section, offering the interest to Landlord on such more favorable terms. Landlord shall then have another period of ten (10) days after receipt of such Offer to accept such Offer.

14.6      No Release.   No Sublease or Assignment by Tenant nor any consent by Landlord thereto shall relieve Tenant of any obligation to be performed by Tenant under this Lease. Any Sublease or Assignment that is not in compliance with this Article shall be null and void and, at the option of Landlord, shall constitute an Event of Default by Tenant under this Lease, and Landlord shall be entitled to pursue any right or remedy available to Landlord under the terms of this Lease or under the laws of the State of California. The acceptance of any Rent or other payments by Landlord from a proposed Transferee shall not constitute consent to such Sublease or Assignment by Landlord or a recognition of any Transferee, or a waiver by Landlord of any failure of Tenant or other Transferor to comply with this Article.

14.7      Permitted Transfers.   Notwithstanding anything in this Article 14 to the contrary, but subject to the provisions of Section 14.8 below, Landlord’s prior written consent shall not be required for any assignment of this Lease or sublease to any of the following: (a) a successor entity related to Tenant by merger, consolidation, or non-bankruptcy reorganization, or (b) a transferee of substantially all of Tenant’s assets or stock or (c) an Affiliate (collectively, “Permitted Transfers”); provided that after such assignment or transfer the operation of the business conducted in the Premises shall be in the manner required by this Lease and the Transferee shall have a net worth equal to the greater of the Tenant’s net worth at the Commencement Date or the net worth of the Tenant immediately prior to the consummation of the Assignment or Sublease. As used in this Lease, the term “Affiliate” shall mean an individual, partnership, corporation, unincorporated association or other entity controlling, controlled by or under common control with Tenant and for the purposes of the foregoing, “control” shall mean ownership of 50% or more of the legal and beneficial interest in such corporation or other entity coupled with the power to direct the management and affairs thereof, in addition, a sate or transfer of the memberships, interests or stock of Tenant shall be deemed a Permitted Transfer if (y) such sale or transfer occurs in connection with any bona fide financing by Tenant, or (z) Tenant is, or in connection with the proposed transfer becomes, a publicly traded entity. Landlord shall have no right to terminate the Lease in connection with, and shall have no right to any sums or other economic consideration resulting from, any Permitted Transfer.

14.8    Assumption of Obligations.   Any Transferee shall, from and after the effective date of the Assignment, assume all obligations of Tenant under this Lease with respect to the Transferred Space and shall be and remain liable jointly and severally with Tenant for the payment of Base Rent and Additional Rent, and for the performance of all of the terms, covenants, conditions and agreements herein contained on Tenant’s part to be performed for the Term. No Assignment shall be binding on Landlord unless Tenant delivers to Landlord a counterpart of the Assignment and an instalment that contains a covenant of assumption reasonably satisfactory in substance and form to Landlord, and consistent with the requirements of this Section.

15.    DEFAULT.

15.1      Event of Default.    The occurrence of any of the following shall be an “Event of Default” on the part of Tenant:

(a)      Failure to pay any part of the Base Rent or Additional Rent, or any other sums of money that Tenant is required to pay under this Lease where such failure continues for a period of five (5) days after written notice of default from Landlord to Tenant. Landlord’s notice to Tenant pursuant to this subsection shall be deemed to be the notice required under California Code of Civil Procedure Section 1161.

(b)      Failure to perform any other covenant, condition or requirement of this Lease when such failure shall continue for a period of thirty (30) days after written notice thereof from Landlord to Tenant; provided that if the nature of the default is such that more than thirty (30) days are reasonably required for its cure, then an Event of Default shall not be deemed to have occurred if Tenant shall commence such cure within said thirty (30) day period and thereafter diligently and continuously prosecute such cure to completion. Landlord’s notice to Tenant pursuant to this subsection shall be deemed to be the notice required under California Code of Civil Procedure Section 1161.

(c)      The abandonment of the Premises by Tenant.

(d)      Tenant shall admit in writing its inability to pay its debts generally as they become due, file a petition in bankruptcy, insolvency, reorganization, dissolution or liquidation under any law or statute of any government or any subdivision thereof either now or hereafter in effect, or Tenant shall make an assignment for the benefit of its creditors, consent to or acquiesce in the appointment of a receiver of itself or of the whole or any substantial part of the Premises.

(e)      A court of competent jurisdiction shall enter an order, judgment or decree appointing a receiver of Tenant or of the whole or any substantial part of the Premises and such order, judgment or decree shall not be vacated, set aside or stayed within thirty (30) days after the date of entry of such order, judgment, or decree, or a stay thereof shall be thereafter set aside.

(f)      A court of competent jurisdiction shall enter an order, judgment or decree approving a petition filed against Tenant under any bankruptcy, insolvency, reorganization, dissolution or liquidation law or statute of the federal or state government or any subdivision of either now or hereafter in effect, and such order, judgment or decree shall not be vacated, set aside or stayed within thirty (30) days from the date of entry of such order, judgment or decree, or a stay thereof shall be thereafter set aside.

15.2      Remedies.   Upon the occurrence of an Event of Default, Landlord shall have the following rights and remedies:

(a)      The right to terminate this Lease upon written notice to Tenant, in which event Tenant shall immediately surrender possession of the Premises in accordance with Article 20.

(b)      The right to bring a summary action for possession of the Premises.

(c)      The rights and remedies described in California Civil Code Section 1951.2, pursuant to which Landlord may recover from Tenant upon a termination of the Lease, (i) the worth at the time of award of the unpaid rent which has been earned at the time of termination; (ii) the worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; (iii) the worth at the time of the award of the amount by which the unpaid rent for the balance of the term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided; and (iv) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of events would be likely to result therefrom. The “worth at the time of award” of the amounts referred to in (i) and (ii) above is computed by allowing interest at the rate of eighteen percent (18%) per annum or the highest rate permitted by law, whichever is lower. The “worth at the time of award” of the amount referred to in (iii) above shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%). The detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of events would be likely to result therefrom includes, without limitation, (1) the unamortized portion of any brokerage or real estate agent’s commissions paid in connection with the execution of this Lease, (2) any direct costs or expenses incurred by Landlord in recovering possession of the Premises, maintaining or preserving the Premises after such default, (3) preparing the Premises for reletting to a new tenant, (4) any repairs or alterations to the Premises for such reletting, (5) leasing commissions, architect’s fees and any other costs necessary or appropriate either to relet the Premises or, if reasonably necessary in order to relet the Premises, to adapt them to another beneficial use by Landlord and (6) such amounts in addition to or in lieu of the foregoing as may be permitted from time to time by Applicable Law to the extent that such payment would not result in a duplicative recovery.

(d)      The rights and remedies described in California Civil Code Section 1951.4 which allow Landlord to continue this Lease in effect and to enforce all of Landlord’s rights and remedies under this Lease, including the right to recover Base Rent, Additional Rent and other charges payable hereunder as they become due. Acts of maintenance or preservation, efforts to relet the Premises or the appointment of a receiver upon Landlord’s initiative to protect its interest under this Lease shall not constitute a termination of Tenant’s right to possession.

(e)      The right and power, as attorney-in-fact for Tenant, to sublet the Premises, to collect rents from all subtenants and to provide or arrange for the provision of all services and fulfill all obligations of Tenant under any permitted subleases. Landlord is hereby authorized on behalf of Tenant, but shall have absolutely no obligation, to provide such services and fulfill such obligations and to incur all such expenses and costs as Landlord deems necessary. Landlord is hereby authorized, but not obligated, to relet the Premises or any part thereof on behalf of Tenant, to incur such expenses as may be necessary to effect a relet and make said relet for such term or terms, upon such conditions and at such rental as Landlord in its reasonable discretion may deem proper. Tenant shall be liable immediately to Landlord for all costs and expenses Landlord incurs in reletting the Premises including, without limitation, brokers’ commissions, expenses of remodeling the Premises required by the reletting, and the cost of collecting rents and fulfilling the obligations of Tenant to any subtenant. If Landlord relets the Premises or any portion thereof, such reletting shall not relieve Tenant of any obligation hereunder, except that Landlord shall apply the rent or other proceeds actually collected by it as a result of such reletting against any amounts due from Tenant hereunder to the extent that such rent or other proceeds compensate Landlord for the nonperformance of any obligation of Tenant hereunder. Such payments by Tenant shall be due at such times as are provided elsewhere in this Lease, and Landlord need not wait until the termination of this Lease, by expiration of the Term or otherwise, to recover them by legal action or in any other manner. Landlord may execute any sublease made pursuant to this Section in its own name, and the tenant thereunder shall be under no obligation to see to the application by Landlord of any rent or other proceeds, nor shall Tenant have any right to collect any such rent or other proceeds. Landlord shall not by any reentry or other act be deemed to have accepted any surrender by Tenant of the Premises or Tenant’s interest therein, or be deemed to have otherwise terminated this Lease, or to have relieved Tenant of any obligation hereunder, unless Landlord shall have given Tenant express written notice of Landlord’s election to do so as set forth herein.

(f)      The right to enjoin, and any other remedy or right now or hereafter available to a Landlord against a defaulting tenant under the laws of the State of California or the equitable powers of its courts, and not otherwise specifically reserved herein.

(g)      if this Lease provides for a postponement of deferral of any Rent, or for commencement of payment of Rent to a date later than the Commencement Date, or for a period of “free” Rent or any other Rent concession (collectively, “Abated Rent”), the right upon an Event of Default to demand immediate payment of the value of the Abated Rent.

15.3      Cumulative Remedies.     The various rights and remedies reserved to Landlord, including those not specifically described herein, shall, to the extent that the exercise of such right and/or remedy does not result in a duplicative recovery, be cumulative and shall be in addition to every other right or remedy provided for in this Lease or now or hereafter existing at law or In equity and the exercise of the rights or remedies provided for in this Lease or now or hereafter existing at law or in equity shall not preclude the simultaneous or later exercise by Landlord of any or all other rights and remedies.

15.4      Waiver of Redemption by Tenant.     Tenant hereby waives any right to relief against forfeiture of this Lease pursuant to California Code of Civil Procedure Section 1179.

15.5      Landlord’s Right to Cure.     If Tenant shall fail or neglect to do or perform any covenant or condition required under this Lease and such failure shall not be cured within any applicable grace period, Landlord may, on five (5) days notice to Tenant, but shall not be required to, make any payment payable by Tenant hereunder, discharge any lien, take out, pay for and maintain any insurance required hereunder, or do or perform or cause to be done or performed any such other act or thing (entering upon the Premises for such purposes, if Landlord shall so elect), and Landlord shall not be or be held liable or in any way responsible for any loss, disturbance, inconvenience, annoyance or damage resulting to Tenant on account thereof. Tenant shall repay to Landlord within twenty (20) days after demand the entire out-of-pocket cost and expense incurred by Landlord in connection with the cure, including, without limitation, compensation to the agents, consultants and contractors of Landlord and reasonable attorneys’ fees and expenses. Landlord may act upon shorter notice or no notice at all if necessary in Landlord’s reasonable judgment to meet an emergency situation or governmental or municipal time limitation or to protect Landlord’s interest in the Premises. Landlord shall not be required to inquire into the correctness of the amount of validity or any tax or lien that may be paid by Landlord and Landlord shall be duly protected in paying the amount of any such tax or lien claimed and in such event Landlord also shall have the full authority, in Landlord’s sole judgment and discretion and without prior notice to or approval by Tenant, to settle or compromise any such lien or tax. Any act or thing done by Landlord pursuant to the provisions of this Section shall not be or be construed as a waiver of any such failure by Tenant, or as a waiver of any term, covenant, agreement or condition herein contained or of the performance thereof.

15.6      Landlord’s Default.     Landlord shall be in default under this Lease if Landlord fails to perform obligations required of Landlord within thirty (30) days after written notice by Tenant to Landlord and to the holder of any first mortgage or deed of trust covering the Property whose name and address shall have heretofore been furnished to Tenant in writing, specifying wherein Landlord has failed to perform such obligations; provided, however, that if the nature of Landlord’s obligations is such that more than thirty (30) days are required for performance, then Landlord shall not be in default if Landlord commences performance within such thirty (30) day period and thereafter diligently prosecutes the same to completion. Tenant shall be entitled to actual (but not consequential) damages in the event of an uncured default by Landlord, but the provisions of Article 17 shall apply to any Landlord default and Tenant shall not have the right to terminate this Lease as a result of a Landlord default.

16.     LANDLORD’S RESERVED RIGHTS.

16.1      Control of Building and Common Area.   Landlord reserves the right, at any time and from time to time, to make alterations, additions, repairs, replacements or improvements to all or any part of the Building (including the Building Structure and Building Systems), the Common Area and the Property; provided that Landlord shall use commercially reasonable efforts to minimize any material interference with Tenant’s use of the Premises. Landlord may make changes at any time and from time to time in the size, shape, location, use and extent of the Common Area, and no such change shall entitle Tenant to any abatement of rent or damages; provided that Landlord shall use commercially reasonable efforts to minimize any material interference with Tenant’s use of the Premises and such changes shall not permanently diminish the number of parking spaces available in the Parking Area. Landlord shall at all times during the Term have the sole and exclusive control of the Building Systems, Building Structure and the Common Area, and may at any time and from time to time during the Term restrain any use or occupancy of the Common Area except as authorized by this Lease. Landlord may temporarily close any portion of the Common Area for repairs, maintenance, replacements or alterations, to prevent a dedication or the accrual of prescriptive rights, or for any other reasonable purpose; provided, however, that Landlord shall use commercially reasonable efforts to minimize any materially adverse affect on Tenant’s use of the Premises. Tenant’s rights in and to the Common Area shall at all times be subject to the rights of Landlord and Tenant shaft keep the Common Area free and clear of any obstructions created or permitted by Tenant or resulting from Tenant’s operations.

16.2      Access.     Landlord reserves (for itself and its agents, consultants, contractors and employees) the right to enter the Premises at all reasonable times and, except in cases of emergency, (a) after giving Tenant at least twenty-four (24) hours prior verbal notice, to inspect the Premises (including, without limitation, environmental testing), to show the Premises to prospective purchasers or mortgagees, to show the Premises to prospective tenants during the last year of the Term, and to post notices of nonresponsibility, and (b) after giving Tenant reasonable verbal notice to supply any service to be provided by Landlord hereunder and to repair or maintain the Premises and the Building as required by Section 8.2, without abatement of Rent, and may for that purpose erect, use and maintain necessary structures in and through the Premises and the Building where reasonably required by the character of the work to be performed. Tenant hereby waives any claim for damages for any injury or inconvenience to or interference with Tenant’s business, any loss of occupancy or quiet enjoyment of the Premises or any other loss occasioned thereby, except to the extent caused by the gross negligence or willful misconduct of Landlord in the exercise of its rights and provided that Landlord shall use commercially reasonable efforts to minimize any material adverse affect on Tenant’s use of the Premises. All locks for all of the doors in, upon and about the Premises, excluding Tenant’s vaults and safes or special security areas (designated in advance in writing by Tenant) shall at all times be keyed to a master system and Landlord shall at all times have and retain a key with which to unlock all of said doors. Landlord shall have the right to use any and all means that Landlord may deem necessary or proper to open said doors in an emergency in order to obtain entry to any portion of the Premises, and any such entry to the Premises or portions thereof obtained by Landlord by any of said means, or otherwise, shall not under any circumstances be construed or deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an eviction, actual or constructive, of Tenant from the Premises or any portion thereof,

16.3      Easements.   Landlord reserves the right to grant or relocate all easements and rights of way which Landlord in its sole discretion may deem necessary or appropriate; provided that Tenant’s rights to use the Property is not materially impeded.

16.4      Use of Additional Areas.   Landlord reserves the exclusive right to use any air space above the Property, and the land beneath the Premises; provided that such use shall not materially impede Tenant’s use of and access to the Premises.

16.5      Subordination.  This Lease shall be subject and subordinate at all times to: (a) all reciprocal easement agreements, and any ground leases or underlying leases which may now exist or hereafter be executed affecting the Property, (b) the lien of any mortgage or deed of trust which may now exist or hereafter be executed in any amount for which the Property, or any ground leases or underlying leases, or Landlord’s interest or estate in any of said items, is specified as security, and (c) any access agreements which may now exist or hereafter be executed affecting the Property, including, without limitation, that certain Access Agreement between Landlord and Teledyne MEC dated as of February 28, 1995. Notwithstanding the foregoing, Landlord shall have the right to subordinate or cause to be subordinated to this Lease any of the items referred to in clause (a) or (b) above, subject to compliance with the condition precedent set forth below. In the event that any ground lease or underlying lease terminates for any reason or any mortgage or deed of trust is foreclosed or a conveyance in lieu of foreclosure is made for any reason, (i) no person or entity which as a result of the foregoing succeeds to the interest of Landlord under this Lease, (a “Successor”) shall be liable for any default by Landlord or any other matter that occurred prior to the date the Successor succeeded to Landlord’s interest in this Lease, and (ii) Tenant shall, notwithstanding any subordination, attorn to and become the tenant of the Successor, at the option of the Successor. Tenant covenants and agrees, however, to execute and deliver, upon demand by Landlord and in the form reasonably requested by Landlord, any additional documents evidencing the priority or subordination of this Lease with respect to any such ground leases, underlying leases, reciprocal easement agreements or similar documents or instruments, or with respect to the lien of any such mortgage or deed of trust and Tenant’s failure to execute and deliver any such document within ten (10) Business Days after such demand by Landlord shall constitute an Event of Default without further notice. Landlord shall use commercially reasonable efforts to obtain the written agreement of the mortgagee or trustee named in any mortgage, deed of trust or other encumbrance, and any landlord under any ground lease or underlying lease, that so long as an Event of Default by Tenant is not in existence, neither this Lease nor any of Tenant’s rights hereunder shall be terminated or modified, nor shall Tenant’s possession of the Premises be disturbed or interfered with, by any trustee’s sale or by an action or proceeding to foreclose said mortgage, deed of trust or other encumbrance.

17.     LIMITATION OF LANDLORD’S LIABILITY.

17.1      Limitation.  Landlord shall not be responsible for or liable to Tenant and Tenant hereby releases Landlord, waives all claims against Landlord and assumes the risk for any injury, loss or damage to any person or property in or about the Property by or from any cause whatsoever (other than Landlord’s gross negligence or willful misconduct or breach of this Lease) including, without limitation, (a) acts or omissions of persons occupying adjoining premises, (b) theft or vandalism, (c) burst, stopped or leaking water, gas, sewer or steam pipes, (d) loss of utility service, (e) accident, fire or casualty, (f) nuisance, and (g) work done by Landlord in the Property. There shall be no abatement of Rent and no liability of Landlord by reason of any injury to or interference with Tenant’s business arising from the making of any repairs, alterations or improvements to any portion of the Property or to fixtures, appurtenances and equipment in the Property or arising from the provision of any utilities or services to the Premises; provided, however, that in the event Landlord fails to perform its obligations to make repairs, alterations or improvements or provide any utilities or services or performs such obligations in a negligent manner in each case which results in Tenant being unable to operate its business at the Premises for a period of more than five (5) days, then Tenant shall be entitled to an abatement of Rent commencing on the sixth (6th) business day Tenant is unable to operate and continuing until the Premises are again available for operation of Tenant’s business. Such Rent abatement shall be Tenant’s only remedy in the event of a negligent interference with Tenant’s business and Tenant shall not be entitled to damages or to termination of this Lease arising from Landlord’s repairs, alterations, improvements or provision of utilities or services. No interference with Tenant’s operations in the Premises shall constitute a constructive or other eviction of Tenant. Tenant hereby waives and releases any right it may have to make repairs at Landlord’s expense under Sections 1941 and 1942 of the California Civil Code, or under any similar law, statute or ordinance now or hereafter in effect.

17.2      Sale of Property.   It is agreed that Landlord may at any time sell, assign or transfer its interest as landlord in and to this Lease, and may at any time sell, assign or transfer its interest in and to the Property. In the event of any transfer of Landlord’s interest in this Lease or in the Property, the transferor shall be automatically relieved of any and all of Landlord’s obligations and liabilities accruing from and after the date of such transfer; provided that the transferee assumes all of Landlord’s obligations under this Lease. Tenant hereby agrees to attorn to Landlord’s assignee, transferee, or purchaser from and after the date of notice to Tenant of such assignment and assumption, transfer or sale, in the same manner and with the same force and effect as though this Lease were made in the first instance by and between Tenant and the assignee, transferee or purchaser.

17.3      No Personal Liability.    In the event of any default by Landlord hereunder, Tenant shall look only to Landlord’s interest in the Property and rents therefrom and any available insurance proceeds for the satisfaction of Tenant’s remedies, and no other property or assets of Landlord or any trustee, partner, member, officer or director thereof, disclosed or undisclosed, shall be subject to levy, execution or other enforcement procedure for the satisfaction of Tenant’s remedies under or with respect to this Lease.

18.     DESTRUCTION.

18.1      Landlord’s Repair Obligation.  If the Property or any portion thereof is damaged by fine or other casualty and the cost of repairing such damage or destruction is estimated to cost One Hundred Fifty Thousand Dollars ($150,000) or more (as reasonably determined by Landlord), Landlord shall have the option, exercisable within sixty (60) days after the date of such damage either to: (a) notify Tenant of Landlord’s intention to repair such damage, in which event this Lease shall continue in full force and effect (unless terminated by Tenant pursuant to Section 18.2 below), or (b) notify Tenant of Landlord’s election to terminate this Lease as of the date of the damage, unless reinstated by Tenant in accordance with this Section 18.1. If such notice to terminate is given by Landlord, this Lease shall terminate as of the date of such damage. If within fifteen (15) days after receipt of a notice from Landlord electing to terminate this Lease, Tenant sends Landlord a notice electing to reimburse Landlord for the entire cost of such repairs, this Lease shall not terminate, Landlord shall complete such repairs and Tenant shall promptly reimburse Landlord for the actual cost of such repair.

18.2      Termination by Tenant.  If Landlord elects or is required to repair and any such repair (a) is not or cannot practicably be substantially completed by Landlord within one hundred twenty (120) days after the occurrence of such damage or destruction and (b) the damage materially negatively impacts Tenant’s business operations, then Tenant may, at its option, upon written notice to Landlord to be delivered within fifteen (15) days after receipt of Landlord’s notice, elect to terminate this Lease as of the date of the occurrence of such damage or destruction.

18.3      Rent Adjustment.  In case of termination pursuant to Sections 18.1 or above, the Base Rent and Operating Expenses shall be reduced by a proportionate amount based upon the square footage of the Premises rendered unusable, and Tenant shall pay such reduced Base Rent and Operating Expenses up to the date of vacation of the Premises. If Landlord is required or elects to make repairs, and Tenant does not terminate this Lease pursuant to Section 18.2, Landlord shall repair the Property and this Lease shall remain in full force and effect except that Tenant shall be entitled to a proportionate reduction of Base Rent and Operating Expenses from the date of such casualty and during the period such repairs are being made by a proportionate amount based upon the square footage of the Premises rendered unusable. The full amount of Base Rent and Operating Expenses shall again become payable immediately upon the completion of such work of repair, reconstruction or restoration, The repairs to be made by Landlord under this Article shall not include, and Landlord shall not be required to repair, any casualty damage to Tenant’s Property or any Alterations.

18.4      Tenant Obligations.    If Landlord elects or is required to repair, reconstruct or restore the Premises after any damage or destruction, Tenant shall be responsible at its own expense for the repair and replacement of any of Tenant’s Property and any Alterations which Tenant elects to replace.

18.5      No Claim.    Tenant shall have no interest in or claim to any portion of the proceeds of any property insurance or self-insurance maintained by Landlord in connection with the damage. If Landlord is entitled and elects not to rebuild the Premises, Landlord shall relinquish to Tenant such claim as Landlord may have for any part of the proceeds of any insurance maintained by Tenant under Section 13.2 of this Lease.

18.6      No Damages.    If Landlord is required or elects to make any repairs, reconstruction or restoration of any damage or destruction to the Premises under any of the provisions of this Article 18, Tenant shall not be entitled to any damages by reason of any inconvenience or loss sustained by Tenant as a result thereof. Except as expressly provided in Section 18.3, there shall be no reduction, change or abatement of any rental or other charge payable by Tenant to Landlord hereunder, or in the method of computing, accounting for or paying the same. Tenant hereby waives the provisions of Section 1932(2) and Section 1933(4) of the California Civil Code, or any other statute or law that may be in effect at the time of a casualty under which a lease is automatically terminated or a tenant is given the right to terminate a lease due to a casualty.

19.     EMINENT DOMAIN.

19.1      Taking.  If all or any part of the Premises shall be taken as a result of the exercise of the power of eminent domain or any transfer in lieu thereof, this Lease shall terminate as to the part so taken as of the date of taking or as of the date of final judgment, whichever is earlier, and, in the case of a partial taking of the Property, either Landlord or Tenant shall have the right to terminate this Lease as to the balance of the Property by written notice to the other within thirty (30) days after such date, provided, however, that a condition to the exercise by Tenant of such right to terminate shall be that the portion of the Premises taken shall be of such extent and nature as substantially to handicap, impede or impair Tenant’s use of the balance of the Premises. If any material part of the Common Area shall be taken as a result of the exercise of the power of eminent domain or any transfer in lieu thereof, whether or not the Premises are affected, Landlord shall have the right to terminate this Lease by written notice to Tenant within thirty (30) days of the date of taking. If any material part of the Common Area shall be taken as a result of the exercise of the power of eminent domain or any transfer in lieu thereof, such that Tenant’s access to or use of the Premises is materially adversely affected, Tenant shall have the right to terminate this Lease by written notice to Landlord within thirty (30) days of the date of taking,

19.2      Award.  In the event of any taking, Landlord shall be entitled to any and all compensation, damages, income, rent, awards, or any interest therein whatsoever which may be paid or made in connection therewith, and Tenant shall assign to Landlord any right to compensation or damages for the condemnation of its leasehold interest. Nothing contained herein shall be deemed to prohibit Tenant from making a separate claim against the condemning authority for the value of Tenant’s Property and moving expenses, provided such claim does not delay or diminish Landlord’s claim or award.

19.3      Partial Taking.  In the event of a partial taking of the Premises which does not result in a termination of this Lease, the Base Rent and Operating Expenses shall be adjusted as follows:

(a)      In the event of a partial taking, if this Lease is not terminated pursuant to this Article 19, Landlord shall repair, restore or reconstruct the Premises to a useable state; provided that Landlord shall not be required to expend any sums other than those received pursuant to Section 19.2, and in the event Tenant does not elect to reimburse Landlord for such excess costs within thirty (30) days after notice from Landlord as to the amount of such excess cost, Landlord may elect to terminate this Lease;

(b)      During the period between the date of the partial taking and the completion of any necessary repairs, reconstruction or restoration, Tenant shall be entitled to a reduction of Base Rent and Operating Expenses by a proportionate amount based upon the extent of interference with Tenant’s operations in the Premises; and

(c)      Upon completion of said repairs, reconstruction or restoration, and thereafter throughout the remainder of the Term, the Base Rent and Operating Expenses shall be recalculated based on the remaining total number of square feet of Rentable Area of the Premises.

19.4      Temporary Taking.  Notwithstanding any other provision of this Article, if a taking occurs with respect to all or any portion of the Premises for a period of twelve (12) months or less, this Lease shall remain unaffected thereby and Tenant shall continue to pay Base Rent and Additional Rent and to perform all of the terms, conditions and covenants of this Lease, provided that Tenant shall have the right to terminate this Lease if the taking continues beyond twelve (12) months by giving Landlord notice of such termination within twenty (20) days following the expiration of such twelve (12) month period. If Tenant exercises such termination right, this Lease and the estate hereby granted shall terminate as of the thirtieth (30th) day following the giving of such notice. In the event of any such temporary taking, and if this Lease is not terminated, Tenant shall be entitled to receive that portion of any award which represents compensation for the use or occupancy of the Premises during the Term up to the total Base Rent and Additional Rent owing by Tenant for the period of the taking, and Landlord shall be entitled to receive the balance of any award.

19.5      Sale in Lieu of Condemnation.  A voluntary sale by Landlord of all or any part of the Property to any public or quasi-public body, agency or person, corporate or otherwise, having the power of eminent domain, either under threat of condemnation or while condemnation proceedings are pending, shall be deemed to be a taking under the power of eminent domain for the purposes of this Article.

19.6      Waiver.  Except as provided in this Article, Tenant hereby waives and releases any right it may have under any Applicable Law to terminate this Lease as a result of a taking, including without limitation Sections 1265.120 and 1265.130 of the California Code of Civil Procedure, or any similar law, statute or ordinance now or hereafter in effect.

20.     SURRENDER.

20.1      Surrender.    On or before the ninetieth (90th) day preceding the Expiration Date, Tenant shall notify Landlord in writing of Tenant’s targeted date (the “Move-Out Date”) upon which Tenant plans to surrender the Premises to Landlord. At least sixty (60) days prior to the Move-Out Date, Landlord and Tenant shall walk through the Premises to identify any repair and removal work to be performed by Tenant, provided that failure by any party to participate in the walk-through shall not relieve Tenant of any of its obligations hereunder. Prior to the Termination Date, Tenant shall repair at Tenant’s sole cost, all damage caused by removal of Tenant’s Property and any Alterations as required under this Lease, and shall leave the floor broom clean and the walls patched and paint-ready. Upon the Termination Date, Tenant shall surrender the Premises to Landlord in as good order and repair as on the Commencement Date, reasonable wear and tear and damage by casualty excepted, free and clear of all letting and occupancies and free of Tenant’s Hazardous Materials as required pursuant to Article 12, with all applicable closure requirements satisfied in accordance with Section 12.10, and with all of Tenant’s Property (including all movable equipment, furniture, trade fixtures and other personal property) removed from the Premises. Subject to Article 9, upon any termination of this Lease all improvements, except for Tenant’s Property, shall automatically and without further act by Landlord or Tenant, become the property of Landlord, free and clear of any claim or interest therein by Tenant, and without payment therefore by Landlord. Tenant acknowledges that it is aware of Landlord’s plans to redevelop the Property upon the termination of this Lease, and, therefore, if the Premises are not surrendered as of the end of the Term in the manner and condition described in this Section 20.1, Landlord may suffer extensive damage. In the event of such failure or delay, Tenant shall indemnify, defend, protect and hold Landlord harmless from and against any and all Losses resulting from or caused by Tenant’s delay or failure in so surrendering the Premises, including, without limitation, any lost rents and any claims made by any succeeding tenant due to such delay or failure and any expense, loss or damage (including consequential and indirect damages) incurred by Landlord as a result of the delay in Landlord’s redevelopment plans for the Property.

20.2      Holding Over.  Any holding over after the expiration of the Term with the consent of Landlord shall be construed to automatically extend the Term on a month-to-month basis at a Base Rent equal one-hundred fifty percent (150%) of the then-current Base Rent and shall otherwise be on the terms and conditions of this Lease to the extent applicable. Any holding over without Landlord’s consent shall entitle Landlord to exercise any or all of its remedies provided in Article 15, notwithstanding that Landlord may elect to accept one or more payments of Base Rent and Operating Expenses from Tenant.

20.3      Quitclaim.  At the expiration or earlier termination of this Lease, Tenant shall execute, acknowledge and deliver to Landlord, within ten (10) days after written demand from Landlord to Tenant, any quitclaim deed or other document required by any reputable title company, licensed to operate in the State of California, to remove the cloud or encumbrance created by this Lease from the Property.

21.     FINANCIAL STATEMENTS.

Tenant shall tender to Landlord within ten (10) Business Days after receipt of a written request any information reasonably requested by Landlord regarding the financial stability, credit worthiness or ability of Tenant to pay the Rent due under this Lease. Landlord shall be entitled to rely upon the information provided in determining whether or not to enter into this Lease or for the purpose of any financing or other transaction subsequently undertaken by Landlord. Tenant hereby represents and warrants to Landlord the following: (a) that all documents provided by Tenant to Landlord in connection with the negotiation of this Lease are true and correct copies of the originals, (b) Tenant has not withheld any information from Landlord that is material to Tenant’s credit worthiness, financial condition or ability to perform its obligations hereunder, (c) all information supplied by Tenant to Landlord is true, correct and accurate, and (d) no part of the information supplied by Tenant to Landlord contains any misleading or fraudulent statements. A default under this Article shall be a non-curable default by Tenant and Landlord shall be entitled to pursue any right or remedy available to Landlord under the terms of this Lease or available to Landlord under the laws of the State of California. Landlord shall a be entitled to disclose Tenant’s financial information to (i) its agents, employees and consultants, (ii) potential purchasers of an interest in the Property, and (iii) lenders contemplating making a loan to the Landlord to be secured by the Property, provided that such recipients are advised of the confidential nature of such information and agree to maintain such confidentiality.

22.     TENANT CERTIFICATES.

Tenant, at any time and from time to time within ten (10) Business Days after receipt of written notice from Landlord, shall execute, acknowledge and deliver to Landlord or to any party designated by Landlord (including prospective lenders, purchasers, ground lessees and others similarly situated), a certificate of Tenant stating, to the best of Tenant’s knowledge: (a) that Tenant has accepted the Premises, (b) the Commencement Date and Expiration Date of this

Lease, (c) that this Lease is unmodified and in full force and effect (or, if there have been modifications, that same is in full force and effect as modified and stating the modifications), (d) whether or not there are then existing any defenses against the enforcement of any of the obligations of Tenant under this Lease (and, if so, specifying same), (e) whether or not there are then existing any defaults by Landlord in the performance of its obligations under this Lease (and, if so, specifying same), (f) the dates, if any, to which the Base Rent and Operating Expenses have been paid, and (g) any other factual information relating to the rights and obligations under this Lease that may reasonably be required by any of such persons. Failure to deliver such certificate when due shall constitute an Event of Default, At the request of Tenant, Landlord shall execute, acknowledge and deliver to Tenant a certificate with similar types of information and in the time period set forth above. Failure by either Landlord or Tenant to execute, acknowledge and deliver such certificate shall be conclusive evidence that this Lease is in full force and effect and has not been modified except as may be represented by the requesting party, if any term in any certificate conflicts with the terms of this Lease, the terms of this Lease shall govern.

23.     RULES AND REGULATIONS; SIGNS.

23.1      Rules and Regulations.  Tenant shall faithfully observe and comply with all rules and regulations and all reasonable modifications thereof and additions thereto from time to time put into effect by Landlord (the “Rules and Regulations”). Landlord shall not enforce such Rules and Regulations in an unreasonable or discriminatory manner. In the event of any conflict between the terms of this Lease and the terms, covenants, agreements and conditions of the Rules and Regulations, this Lease shall control.

23.2      Signs.    Tenant shall have the right, at Tenant’s sole cost and expense, to install Tenant’s name on one monument sign provided by Landlord located in the Common Area. Tenant shall also have the right to place a sign on the glass of or adjacent to the entrance doors to Tenant’s Premises identifying Tenant. All signage to be installed by Tenant pursuant to the previous sentence shall meet the requirements of Landlord’s signage program for the Property (e.g. aesthetic appearance, size, etc.) and shall be subject to the prior written consent of Landlord, not to be unreasonably withheld, and, if required, the approval of the City of Palo Alto.

24.     INABILITY TO PERFORM.

If Landlord is unable to fulfill or is delayed in fulfilling any of Landlord’s obligations under this Lease, by reason of acts of God, accidents, breakage, repairs, strikes, lockouts, other labor disputes, inability to obtain utilities or materials or by any other reason beyond Landlord’s reasonable control, then such inability or delay by Landlord shall excuse the performance of Landlord for a period equal to the duration of such prevention, delay or stoppage, and no such inability or delay by Landlord shall constitute an actual or constructive eviction, in whole or in part, or entitle Tenant to any abatement or diminution of Base Rent or Additional Rent, or relieve Tenant from any of its obligations under this Lease, or impose any liability upon Landlord or Landlord’s Agents by reason of inconvenience, annoyance, interruption, injury or loss to or interference with Tenant’s business or use and occupancy or quiet enjoyment of the Premises or any loss or damage occasioned thereby. If Tenant is unable to fulfill or is delayed in fulfilling any of Tenant’s obligations under this Lease (other than the payment of Rent), by reason of acts of God, accidents, breakage, repairs, strikes, lockouts, other labor disputes, inability to obtain utilities or materials or by any other reason beyond Tenant’s reasonable control, then such inability or delay by Tenant shall excuse the performance of Tenant for a period equal to the duration of such prevention, delay or stoppage. Tenant hereby waives and releases any right to terminate this Lease under Section 1932(1) of the California Civil Code, or any similar law, statute or ordinance now or hereafter in effect.

25.     NOTICES.

Notices or other communications given or required to be given under this Lease shall be effective only if rendered or given in writing, sent by certified mail with a return receipt requested, or delivered in person or by reputable overnight courier (e.g., Federal Express, DHL, etc.): (a) to Tenant at Tenant’s applicable address set forth in Article 1 or at the place where Tenant designates in writing subsequent to Tenant’s vacating, deserting, abandoning or surrendering the Premises; or (b) to Landlord at Landlord’s address set forth in Article 1; or (a) to such other address as either Landlord or Tenant may designate as its new address for such purpose by notice given to the other in accordance with the provisions of this Article. Any such notice or other communication shall be deemed to have been rendered or given five (5) days after the date mailed, if sent by certified mail, or upon the date of delivery in person or by courier, or when delivery is attempted but refused.

26.     QUIET ENJOYMENT.

Landlord covenants that so long as an Event of Default by Tenant is not in existence, upon paying the Base Rent and Additional Rent and performing all of its obligations under this Lease, Tenant shall peaceably and quietly enjoy the Premises, subject to the terms and provisions of this Lease.

27.     AUTHORITY.

27.1      Tenant’s Authority.  If Tenant is a corporation, limited liability company or a partnership, Tenant represents and warrants as follows: Tenant is an entity as identified in the introductory paragraph, duly formed and validly existing and in good standing under the laws of the state of organization specified in the introductory paragraph and qualified to do business in the State of California. Tenant has the power, legal capacity and authority to enter into and perform its obligations under this Lease and no approval or consent of any person is required in connection with the execution and performance hereof. The execution and performance of Tenant’s obligations under this Lease will not result in or constitute any default or event that would be, or with notice or the lapse of time would be, a default, breach or violation of the organizational instruments governing Tenant or any agreement or any order or decree of any court or other governmental authority to which Tenant is a party or to which it is subject. Tenant has taken all necessary action to authorize the execution, delivery and performance of this Lease and this Lease constitutes the legal, valid and binding obligation of Tenant. Upon Landlord’s request, Tenant shall provide Landlord with evidence reasonably satisfactory to Landlord confirming the foregoing representations and warranties.

27.2      Landlord’s Authority.     Landlord represents and warrants as follows: Landlord has the power, legal capacity and authority to enter into and perform its obligations under this Lease and no approval or consent of any person is required in connection with the execution and performance hereof. The execution and performance of Landlord’s obligations under this Lease will not result in or constitute any default or event that would be, or with notice or the lapse of time would be, a default, breach or violation of the organizational instruments governing Landlord or any agreement or any order or decree of any court or other governmental authority to which Landlord is a party or to which it is subject. Landlord has taken all necessary action to authorize the execution, delivery and performance of this Lease and this Lease constitutes the legal, valid and binding obligation of Landlord.

28.     BROKERS.

Tenant and Landlord warrant that they have had dealings with only the real estate brokers or agents listed in Article 1 in connection with the negotiation of this Lease and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Lease. The brokerage commission earned by Tenant’s Broker in connection with this transaction shall be paid by Landlord, pursuant to a separate agreement. Tenant and Landlord shall each indemnify, defend and hold the other harmless from and against all liabilities arising from any other claims of brokerage commissions or finder’s fees based on Tenant’s or Landlord’s, as applicable, dealings or contacts with brokers or agents other than, as to Tenant, Tenant’s Broker.

29.      MISCELLANEOUS.

29.1      Entire Agreement.     This Lease, including the exhibits which are incorporated herein and made a part of this Lease, contains the entire agreement between the parties and all prior negotiations and agreements are merged herein. Tenant hereby acknowledges that neither Landlord nor Landlord’s Agents have made any representations or warranties with respect to the Premises, the Property, or this Lease except as expressly set forth herein, and no rights, easements or licenses are or shall be acquired by Tenant by implication or otherwise unless expressly set forth herein.

29.2      No Waiver.     No failure by Landlord or Tenant to insist upon the strict performance of any obligation of Tenant or Landlord under this Lease or to exercise any right, power or remedy consequent upon a breach thereof, no acceptance of full or partial Base Rent or Additional Rent during the continuance of any such breach by Landlord, or payment of Base Rent or Additional Rent by Tenant to Landlord, and no acceptance of the keys to or possession of the Premises prior to the expiration of the Term by any employee or agent of Landlord shall constitute a waiver of any such breach or of such term, covenant or condition or operate as a surrender of this Lease. No waiver of any breach shall affect or alter this Lease, but each and every term, covenant and condition of this Lease shall continue in full force and effect with respect to any other then-existing or subsequent breach thereof. The consent of Landlord or Tenant given in any instance under the terms of this Lease shall not relieve Tenant or Landlord, as applicable, of any obligation to secure the consent of the other in any other or future instance under the terms of this Lease.

29.3      Modification.  Neither this Lease nor any term or provisions hereof may be changed, waived, discharged or terminated orally, and no breach thereof shall be waived, altered or modified, except by a written instrument signed by the party against which the enforcement of the change, waiver, discharge or termination is sought.

29.4      Successors and Assigns.  The terms, covenants and conditions contained in this Lease shall bind and inure to the benefit of Landlord and Tenant and, except as otherwise provided or limited herein, their respective personal representatives and successors and assigns.

29.5      Validity.  If any provision of this Lease or the application thereof to any person, entity or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such provision to persons, entities or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each provision of this Lease shall be valid and be enforced to the full extent permitted by law.

29.6      Jurisdiction.    This Lease shall be construed and enforced in accordance with the laws of the State of California. Any action that in any way involves the rights, duties and obligations of the parties under this Lease may (and if against Landlord, shall) be brought in the courts of the State of California or the United States District Court for the District of California, and the parties hereto hereby submit to the personal jurisdiction of said courts.

29.7      Attorneys’ Fees.    In the event that either Landlord or Tenant fails to perform any of its obligations under this Lease or in the event a dispute arises concerning the meaning or interpretation of any provision of this Lease, the defaulting party or the party not prevailing in such dispute, as the case may be, shall pay any and all costs and expenses incurred by the other party in enforcing or establishing its rights hereunder, including, without limitation, court costs, costs of arbitration and reasonable attorneys’ fees.

29.8      Waiver of Jury Trial.  Landlord and Tenant each hereby voluntarily and knowingly waive and relinquish their right to a trial by jury in any action, proceeding or counterclaim brought by either against the other on any matter whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord with Tenant, or Tenant’s use or occupancy of the Premises, including any claim of injury or damage, and any emergency and other statutory remedy with respect thereto.

29.9      No Counterclaim by Tenant.  In the event Landlord shall commence any proceedings for nonpayment of rent or other charges payable by Tenant under this Lease, Tenant will not interpose any counterclaim of whatever nature or description in any such proceedings. This shall not, however, be construed as a waiver of the Tenant’s right to assert such claims in any separate action or actions brought by the Tenant.

29.10      Light and Air.  Tenant covenants and agrees that no diminution of light, air or view by any structure that may hereafter be erected (whether or not by Landlord) shall entitle Tenant to any reduction of the Base Rent or Additional Rent under this Lease, result in any liability of Landlord to Tenant, or in any other way affect this Lease or Tenant’s obligations hereunder.

29.11    Lease Memorandum.    Neither Landlord nor Tenant shall record this Lease or a short form memorandum hereof without the consent of the other.

29.12    Confidentiality.  The parties agree that neither of them shall make public the terms and conditions of this Lease to any person other than a party’s accountants, attorneys, lenders, brokers, prospective ground lessees, investors, consultants or financial advisors without first obtaining the written permission from the other party, except to the extent otherwise required by Applicable Law.

29.13    Terms.    The term “Premises” includes the space leased hereby and any improvements now or hereafter installed therein or attached thereto. The words “Landlord” and “Tenant” as used herein shall include the plural as well as the singular. If there is more than one Tenant or Landlord, the obligations under this Lease imposed on Tenant or Landlord shall be joint and several. The captions preceding the articles of this Lease have been inserted solely as a matter of convenience and such captions in no way define or limit the scope or intent of any provision of this Lease.

29.14    Review and Approval.  The review, approval, inspection or examination by Landlord of any item to be reviewed, approved, inspected or examined by Landlord under the terms of this Lease or the exhibits attached hereto shall not constitute the assumption of any responsibility by Landlord for either the accuracy or sufficiency of any such item or the quality of suitability of such item for its intended use. Any such review, approval, inspection or examination by Landlord is for the sole purpose of protecting Landlord’s interests in the Property and under this Lease, and no third parties, including, without limitation, Tenant or any person or entity claiming through or under Tenant, or the contractors, agents, servants, employees, visitors or licensees of Tenant or any such person or entity, shall have any rights hereunder with respect to such review, approval, inspection or examination by Landlord,

29.15    No Beneficiaries.  This Lease shall not confer or be deemed to confer upon any person or entity other than the parties hereto, any right or interest, including without limitation, any third party status or any right to enforce any provision of this Lease.

29.16    Time of the Essence.  Time is of the essence in respect of all provisions of this Lease in which a definite time for performance is specified.

29.17    Modification of Lease.  In the event of any ruling or threat by the Internal Revenue Service, or opinion of counsel, that all or part of the Rent paid or to be paid to Landlord under this Lease will be subject to the income tax or unrelated business taxable income, Tenant agrees to modify this Lease to avoid such tax; provided that such modifications will not result in any increase in Rent, or any increased obligations of Tenant under this Lease. Landlord will pay all Tenant’s costs and expenses incurred in reviewing and negotiating any such lease modification, including, without limitation, reasonable attorneys’ and accountants’ fees.

29.18    Construction.  This Lease has been negotiated extensively by Landlord and Tenant with and upon the advice of their respective legal counsel, all of whom have participated in the drafting hereof. Consequently, Landlord and Tenant agree that no party shall be deemed to be the drafter of this Lease and in the event this Lease is ever construed by a court of law, such court shall not construe this Lease or any provision of this Lease against any party as the drafter of the Lease.

29.19    Use of Name.  Tenant acknowledges and agrees that the names “The Leland Stanford Junior University,” “Stanford” and “Stanford University,” and all variations thereof, are proprietary to Landlord. Tenant shall not use any such name or any variation thereof or identify Landlord in any promotional advertising or other promotional materials to be disseminated to the public or any portion thereof or use any trademark, service mark, trade name or symbol of Landlord or that is associated with it, without Landlord’s prior written consent, which may be given or withheld in Landlord’s sole discretion, Notwithstanding the foregoing, Tenant may use the term “Stanford Research Park” only to identify the location of the Premises.

29.20    Survival.  The obligations of this Lease shall survive the expiration of the Term to the extent necessary to implement any requirement for the performance of obligations or forbearance of an act by either party hereto which has not been completed prior to the termination of this Lease. Such survival shall be to the extent reasonably necessary to fulfill the intent thereof, or if specified, to the extent of such specification, as same is reasonably necessary to perform the obligations and/or forbearance of an act set forth in such term, covenant or condition. Notwithstanding the foregoing, in the event a specific term, covenant or condition is expressly provided for in such a clear fashion as to indicate that such performance of an obligation or forbearance of an act is no longer required, then the specific shall govern over this general provisions of this Lease.

29.21    Counterparts.    This Lease may be executed in counterparts, each of which shall be an original, and all of which together shall constitute one original of the Lease.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the date first above written.

LANDLORD:	TENANT:

THE BOARD OF TRUSTEES OF THE LELAND STANFORD JUNIOR UNIVERSITY	CARBYLAN BIOSURGERY, INC.

By: /s/ Tiffany Griego	By: /s/ George Daniloff

Its: Tiffany Griego Director, Stanford Research Park	Its: President and CEO

By:

Its:

GLOSSARY

DEFINITIONS

As used in this Lease, the following terms shall have the following meanings, applicable, as appropriate, to both the singular and plural form of the terms defined below:

“Abated Rent” is defined in Section 15.2(g).

“ADA” is defined in Section 11.1.

“Additional Rent” is defined in Section 5.2.

“Affiliate” is defined in Section 14.7.

“Alterations” is as defined in Section 9.2.

“Applicable Laws” are defined in Section 11.1.

“Assignment” is defined in Section 14.1.

“Base Rent” means the amount stated in Article 1, to be adjusted and payable in accordance with Article 5.

“Building” is defined in Section 2.1.

“Building Structure” is defined in Section 8.2(a).

“Building Systems” are defined in Section 7.2(b).

“Business Days” means Monday through Friday, excluding federal and state legal holidays.

“Capital Expenditure” is defined in Section 8.3.

“Common Area” is defined in Section 2.2.

“Commencement Date” means the date specified in Article 1.

“Effective Date” is defined in the introductory paragraph of this Lease.

“Environmental Activity” is defined in Section 12.1(a).

“Environmental Investigation” is defined in Section 12.7.

“Environmental Laws” are defined in Section 12.1(b).

“Event of Default” is defined in Section 15.1.

“Excess Rent” is defined in Section 14.4.

“Existing Improvements” is defined in Section 9.5.

“Expiration Date” means the date specified in Article 1.

“Ground Lease” is defined in Recital B.

“Ground Lessee” is defined in Recital B.

“Hazardous Material” is defined in Section 12.1(c).

“Interest Rate” means the prime rate of interest published in the Wall Street Journal as of the first date any applicable interest accrues, plus four percent (4%).

“Land” is defined in Recital A.

“Landlord” is defined in the introductory paragraph to this Lease.

“Landlord’s Agents” is defined in Section 12.5.

“Landlord’s Expense Statement” is defined in Section 7.3.

“Lines” is defined in Section 9.4.

“Losses” is defined in Section 13.1.

“Move-Out Date” is defined in Section 20.1.

“New Space” is defined in Article 3.

“Notifying Party” is defined in Section 12.9.

“Offer” is defined in Section 14.5.

“Operating Expenses” are defined in Section 7.2.

“Other Party” is defined in Section 12.9.

“Parking Area” is defined in Section 2.3.

“Permitted Transfers” is defined in Section 14.7.

“Pre-Occupied Space” is defined in Article 3.

“Premises” is defined in Section 2.1.

“Prior Lease” is defined in Recital C.

“Property” is defined in Section 2.1.

“Real Estate Taxes” are defined in Section 7.2(a).

“Rent” is defined in Section 5.2.

“Rentable Area” means the enclosed areas of the Premises measured to the outside face of the exterior wall or glass line (whichever is greater) and including all second floor vertical shafts and penetrations, but excluding outside balconies, arcades and covered entrances.

“Rules and Regulations” Is defined in Section 23.1.

“Security Deposit” is defined in Article 1.

“Sublease” is defined in Section 14.1.

“Successor” is defined in Section 16.5.

“Supplemental Investigation” is defined in Section 12.7.

“Tenant” is defined in the introductory paragraph to this Lease.

“Tenant Improvement Allowance” is specified in Article 1.

“Tenant Obligations” is defined in Section 8.4.

“Tenant Systems” is defined In Section 8.4.

“Tenant’s Agents” is defined in Section 2.2.

“Tenant’s Broker” is defined in Article 1.

“Tenant’s Hazardous Materials” is defined in Section 12.1(d).

“Tenant’s Hazardous Materials Plan” is defined in Section 12.3.

“Tenant’s Property” is defined in Section 9.6.

“Term” is defined in Article 1 and Section 4.1.

“Termination Date” is defined in Section 4.1.

“Transfer” is defined in Section 14.5.

“Transfer Costs” is defined in Section 14.4.

“Transfer Notice” is defined in Section 14.2.

“Transferee” is defined in Section 14.2.

“Transit Fees” is defined in Section 7.6.

EXHIBIT A

PREMISES

EXHIBIT B

PRE-OCCUPIED SPACE